EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

TELLABS, INC.

OMAHA MERGER CORP.

AND

FUTURE NETWORKS, INC.

Dated as of January 26, 2001

AGREEMENT AND PLAN OF MERGER

TABLE OF CONTENTS

Page

SCHEDULE

Schedule 5.14	Conduct of Business During Holdback Period

EXHIBITS
Exhibit A	Form of Voting Agreement
Exhibit B	Form of Indemnity Escrow Agreement
Exhibit C	Form of FIRPTA Statement
Exhibit D	Form of FIRPTA Notification

TABLE OF DEFINED TERMS

Defined Term	Section
Affiliate	Section 3.16(a)
Agreement	Introduction
Aggregate Holdback Payment	Section 1.5(f)(i)
April Note	Section 3.2(e)
Audited Financial Statements	Section 3.5
Balance Sheet	Section 3.5
Balance Sheet Date	Section 3.5
Blue Sky Laws	Section 2.4
Cablelabs	Section 1.5(f)(ii)
Castlenet Agreement	Schedule 5.14
Certificates	Section 1.6
Certificate of Merger	Section 1.2
Certification Wave or CW	Section 1.5(f)(iii)
Claim Notice	Section 8.4(a)
Claiming Party	Section 8.4(a)
Closing	Section 1.13(a)
Closing Date	Section 1.13(a)
Code	Section 1.7
Company	Introduction
Company Agreements	Section 3.22
Company Ancillary Agreements	Section 3.3(a)
Company Business Personnel	Section 3.14
Company Bylaws	Section 3.2(a)
Company Charter	Section 1.4(a)
Company Common Stock	Recitals
Company Letter	Section 3.2(c)
Company Multiemployer Plan	Section 3.12(c)
Company Permits	Section 3.7
Company Plan	Section 3.12(c)
Company Preferred Stock	Recitals
Company Series A Preferred Stock	Section 3.2(a)
Company Stockholders	Section 1.6
Company Stock Options	Section 3.2(a)
Company Stock Plan	Section 3.2(a)
Constituent Corporations	Introduction
Copyrights	Section 3.15(a)(iii)
CW	Section 1.5(f)(iii)
Dissenting Shares	Section 1.5(d)
DOCSIS 1.1	Section 1.5(f)(iv)
Domain Names	Section 3.15(a)(iv)
Early Production Payment	Section 1.5(f)(v)
Effective Time	Section 1.2
Employment Agreements	Section 6.3(f)
Encumbrance	Section 3.6(c)(vii)
Environmental Laws	Section 3.13
Equity Agreements	Section 3.2(a)
ERISA	Section 3.12(a)
ERISA Affiliate	Section 3.12(c)
Exchange Act	Section 2.5
Exchange Agent	Section 1.6
Exchange Ratio	Section 5.6(c)
Expense	Section 8.1(c)
Field Trial Ready Version	Section 1.5(f)(x)
Financial Statements	Section 3.5
First Holdback Payment	Section 1.5(f)(xviii)(1)
First Year Post-Closing	Schedule 5.14
FN 410	Section 1.5(f)(vi)
FN 410 Specification	Section 1.5(f)(vii)
FN 510	Section 1.5(f)(viii)
FN 510 Specification	Section 1.5(f)(ix)
Forfeited Option Share	Section 1.5(f)(xi)
Fourth Holdback Payment	Section 1.5(f)(xviii)(4)
Fully Diluted Shares	Section 1.5(f)(xii)
GAAP	Section 2.5
GBCC	Section 1.1
Generally Available Version	Section 1.5(f)(xiii)
Governmental Entity	Section 2.4
Holdback Escrow Amount	Section 1.5(f)(xviii)(6)
Indemnity Agent	Section 8.1(a)
Indemnity Agreement	Recitals
Index Ratio	Section 1.5(f)(xiv)
Initial Cash Amount	Section 1.5(f)(xv)
Intellectual Property	Section 3.15(a)
Joint Venture	Section 3.2(d)
Knowledge of Parent	Section 2.7
Knowledge of the Company	Section 3.7
Leased Real Property	Section 3.18
Letter of Intent	Section 3.3(a)
Loan Reduction Amount	Section 1.5(f)(xvi)
Loss	Section 8.1(c)
Material Adverse Change	Section 2.4
Material Adverse Effect	Section 2.4
Merger	Recitals
Merger Consideration	Section 1.5(c)
Non-Disclosure Agreement	Section 5.3
Note	Section 1.5(f)(xvi)
Objection	Section 8.4(c)
Option Holder	Section 5.6(b)
Parent	Introduction
Parent Ancillary Agreements	Section 2.3
Parent Bylaws	Section 2.4
Parent Charter	Section 1.13(b)(i)
Parent Common Stock	Section 2.2
Parent Group Members	Section 8.1(c)
Parent Letter	Section 2.4
Parent Preferred Stock	Section 2.2
Parent SEC Documents	Section 2.5
Parent Stock Plans	Section 2.2
Patent Rights	Section 3.15(a)(i)
Payment Objection	Section 1.14(a)
Permitted Encumbrance	Section 3.6(c)(vii)
Person	Section 3.16(a)
Per Share Cash Payment	Section 1.5(c)(i)
Per Share Escrow Payments	Section 1.5(f)(xvii)
Per Share Holdback Payments	Section 1.5(f)(xviii)
Per Share Option Holdback Payment	Section 1.5(f)(xix)
Per Share Parent Price	Section 5.6(c)
Proxy Statement	Section 2.6
Purchase Price	Section 1.5(f)(xx)
Reconciliation Amount	Section 1.5(f)(xxi)
Registered Intellectual Property	Section 3.15(e)
Relending Period	Section 5.4
SEC	Section 2.5
Second Holdback Payment	Section 1.5(f)(xviii)(2)
Securities Act	Section 2.5
Software	Section 3.15(a)(vi)
State Takeover Approvals	Section 2.4
Stockholder Meeting	Section 5.1
Stockholder Representatives	Section 8.6(a)
Sub	Introduction
Subsidiary	Section 2.2
Superior Proposal	Section 4.2(a)
Surviving Corporation	Section 1.1
Takeover Proposal	Section 4.2(a)
Taxes	Section 3.9(e)
Tax Return	Section 3.9(e)
Tax Sharing Arrangement	Section 3.9(e)
Termination Fee	Section 5.5(b)
Third Holdback Payment	Section 1.5(f)(xviii)(3)
Trademarks	Section 3.15(a)(ii)
Trade Secrets	Section 3.15(a)(v)
Transmittal Letter	Section 1.6
Unaudited Financial Statements	Section 3.5
Voting Agreements	Recitals
Warrant	Section 3.2(a)
Worker Safety Laws	Section 3.13

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 26, 2001 (this "Agreement"), among Tellabs, Inc ., a Delaware corporation ("Parent"), Omaha Merger Corp., a Georgia corporation and a direct wholly owned subsidiary of Parent ("Sub"), and Future Networks, Inc., a Georgia corporation (the "Company ") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations ").

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub and the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, no par value, of the Company ("Company Common Stock"), and each issued and outstanding share of preferred stock, no par value, of the Company ("Company Preferred Stock"), not owned directly or indirectly by Parent or the Company, will be converted into the right to receive the consideration provided for in Section 1.5 hereof;

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective stockholders;

WHEREAS, in order to induce Parent and Sub to enter into this Agreement, concurrently herewith the directors and certain stockholders of the Company are entering into agreements with Parent dated as of the date hereof (the "Voting Agreements"), in the form of the attached Exhibit A, pursuant to which, among other things, each such stockholder has agreed to vote in favor of this Agreement and the Merger; and

WHEREAS, in order to induce Parent and Sub to enter into this Agreement, before the Closing, Parent, the Indemnity Agent (as hereinafter defined), and the Stockholder Representatives (as hereinafter defined) shall enter into the Indemnity Escrow Agreement (the "Indemnity Agreement") substantially in the form of the attached Exhibit B.

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I
THE MERGER

    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Georgia Business Corporation Code (the "GBCC"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue unaffected and unimpaired by the Merger as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the GBCC. Notwithstanding anything to the contrary herein, at the election of Parent, any direct wholly owned Subsidiary (as hereinafter defined) of Parent may be substituted for Sub as a Constituent Corporation in the Merger; provided that such substituted corporation is a Georgia corporation. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.
    Effective Time. The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the GBCC, is filed with the Secretary of State of the State of Georgia; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is accepted for recording or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as hereinafter defined).
    Effects of the Merger. The Merger shall have the effects set forth in Section 14-2-1106 of the GBCC.
    Charter and Bylaws; Directors and Officers.
      At the Effective Time, the Articles of Incorporation, as amended, of the Company (the "Company Charter "), as in effect immediately prior to the Effective Time, shall be amended so that Article II reads in its entirety as follows: "The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock." As so amended, the Company Charter shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Certificate of Incorporation of the Surviving Corporation.
      The directors and officers of Sub at the Effective Time shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
    Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:
      Each issued and outstanding share of common stock, $.01 par value, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
      All shares of Company Common Stock or Company Preferred Stock that are held in the treasury of the Company or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock or Company Preferred Stock owned by Parent shall be canceled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.
      Subject to the provisions of Sections 1.6 and 1.7 hereof, each share of Company Common Stock and each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined) and shares to be canceled in accordance with Section 1.5(b)) shall be converted into and become the right to receive the following (the "Merger Consideration"), in cash, without interest, in each case, when and to the extent payable as provided below:
        an amount equal to the Initial Cash Amount divided by the number of Fully Diluted Shares (the "Per Share Cash Payment"), to be paid as described in Section 1.6; plus the Per Share Holdback Payments (as defined in Section 1.5(f)(xviii)), if any; plus the Per Share Escrow Payments (as defined in Section 1.5(f)(xvii)), if any; plus the Per Share Option Holdback Payment (as defined in Section 1.5(f)(xix)), if any;

        Such shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.
      Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock or Company Preferred Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have properly exercised dissenter's rights with respect thereto ("Dissenting Shares") in accordance with Sections 14-2-1321 and 14-2-1323 of the GBCC, shall not be exchangeable for the right to receive the Merger Consideration, and holders of Dissenting Shares shall be entitled to, and the Dissenting Shares shall only represent the right to receive, payment of the fair value of such shares in accordance with the provisions of Article 13 of the GBCC unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to demand payment under the GBCC. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, upon surrender of the certificate or certificates representing such Dissenting Shares. Notwithstanding anything to the contrary contained in this Section 1.5(d), if the Merger is rescinded or abandoned, then the right of any shareholder to be paid the fair value of such shareholder's Dissenting Shares pursuant to Article 13 of the GBCC shall cease. The Company shall give Parent prompt notice of any demands received by the Company for payment for shares of Dissenting Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals or offer to settle or settle any such demands.
      In calculating the consideration payable under this Section 1.5, Parent shall be entitled to rely on the representations and warranties contained in Section 3.2 and the certificate delivered pursuant to Section 6.3(g). If such representations, warranties and certificate are not correct, Parent shall have the right to adjust the Merger Consideration accordingly such that the aggregate merger consideration payable by Parent, Sub or the Surviving Corporation to the holders of equity interests in the Company (including, without limitation, holders of options) in connection with the Merger or the transactions contemplated hereby shall not exceed such consideration payable assuming such representations, warranties and certificate are correct.
      For purposes of this Agreement:
        "Aggregate Holdback Payment" shall mean twenty-five percent (25%) of the Purchase Price.
        "certification" or "certified" shall mean that Cable Television Laboratories, Inc. ("CableLabs") has completed testing as per their Certification Wave and has informed the party in writing that the submitted product(s) have successfully completed testing and have been declared as certified.
        "Certification Wave" (also referred to as "CW") shall mean the testing process by which CableLabs ensures interoperability and conformance with DOCSIS specifications according to the then published CableLabs conformance checklist and acceptance test plans. When a number follows this definition, e.g. "CW 20," the number, e.g. "20," shall mean the specifically scheduled timeframe in which CableLabs actually performs the testing. This timeframe is set by CableLabs.
        "DOCSIS 1.1" shall mean all the Data over Cable Service Interface Specifications identified as Version 1.1 as written by CableLabs which are required to obtain DOCSIS Certification for the FN 410 and FN 510. This shall include all updates or amendments to said specifications released by CableLabs prior to the date defined by CableLabs as the Mandatory ECN Accepted Date for the Certification Wave in effect as of the respective dates as indicated in Sections 1.5(f)(xviii)(1) through (4).
        "Early Production Payment" shall mean $5 million multiplied by the Index Ratio; provided , however that the Early Production Payment shall not exceed $5 million.
        "FN 410" shall mean the product as specified by "Product Description PDFN410, Document Version: 1.0, Date: November 22, 2000, Product Model Number: FN410."
        "FN 410 Specification" shall mean the document entitled "Product Description PDFN410, Document Version: 1.0, Date: November 22, 2000, Product Model Number: FN410."
        "FN 510" shall mean the product as specified by "Product Description PDFN510, Document Version: 1.0. Date: November 22, 2000, Product Model Number: FN510."
        "FN 510 Specification" shall mean the document entitled "Product Description PDFN510, Document Version: 1.0, Date: November 22, 2000, Product Model Number: FN510."
        "Field Trial Ready Version" shall mean the product (1) is a factory produced unit and not a lab/engineering prototype, (2) has been designed to meet all its specifications, (3) has been successfully tested to a comprehensive written test plan by the Company to meet all its specifications in all material respects, optionally having deviations from the specifications as previously agreed between Company and Parent, and (4) can be produced by the factory in quantities of up to one hundred units.
        "Forfeited Option Share" means, as of any determination date, a share of Company Common Stock subject to a Company Stock Option the right to acquire which pursuant to such Company Stock Option shall have terminated without having vested.
        "Fully Diluted Shares" shall mean the aggregate of (1) the number of shares of Company Common Stock plus (2) the number of shares of Company Common Stock issuable upon the conversion or exercise of all outstanding convertible securities (including the Company Preferred Stock), warrants and options for Company capital stock, in each case as of the Effective Time.
        "Generally Available Version" shall mean the product (1) is a factory production unit and not a lab/engineering prototype, (2) has been designed to meet all its specifications, (3) has been successfully tested to a comprehensive written test plan by the Surviving Corporation to meet all its specifications in all material respects, optionally having deviations from the specifications as previously agreed between the Stockholder Representatives and Parent, (4) has a high degree of confidence for passing the Certification Wave for which it will be submitted based on the results of said testing, and (5) is ready for production in high volumes, e.g. ten thousand units, optionally containing deviations from specifications for factory production units as previously agreed between the Stockholder Representatives and Parent.
        "Index Ratio" shall mean the quotient of the average, rounded down to the nearest hundredth, of the value as of closing of the Nasdaq Composite Index for the five days immediately preceding the Closing Date as reported by the Wall Street Journal, divided by 2880.49.
        "Initial Cash Amount" shall mean 69.89% of the Purchase Price, rounded down to the nearest cent, less the Loan Reduction Amount and less $170,000.00.
        "Loan Reduction Amount" shall mean the amount as of immediately before the Effective Time, if any, by which (A) all amounts owing under the Promissory Note, dated December 4, 2000 between the Company and Parent (the " Note"), exceeds (B) the Company's cash and cash equivalent on the close of business on the earlier of the Closing Date or February 28, 2001 plus $2 million less the Reconciliation Amount.
        the "Per Share Escrow Payments" means an amount equal to (A) the aggregate amount of payments made pursuant to Section 5 of the Indemnity Agreement divided by (B) the number of Fully Diluted Shares minus the number of then Forfeited Option Shares.
        the "Per Share Holdback Payments" shall consist of:
          (x) one-third of the Aggregate Holdback Payment divided by the number of Fully Diluted Shares minus the aggregate number of any then Forfeited Option Shares, to be paid in cash fifteen business days following the Surviving Corporation's production of a Field Trial Ready Version of FN 410 no later than June 30, 2001 or (y) one-fourth of the Aggregate Holdback Payment, divided by the number of Fully Diluted Shares minus the aggregate number of any then Forfeited Option Shares, to be paid fifteen business days following the Surviving Corporation's production of a Field Trial Ready Version of FN 410 between July 1, 2001 and September 30, 2001 (the "First Holdback Payment "). If a Field Trial Ready Version of FN 410 is not so produced by September 30, 2001, the First Holdback Payment shall not be made;
          (x) one-sixth of the Aggregate Holdback Payment divided by the number of Fully Diluted Shares minus the aggregate number of any then Forfeited Option Shares, to be paid in cash fifteen business days following certification of FN 410 if certification occurs during CW 19 (or the first Certification Wave with DOCSIS 1.1 certified cable modems, if later than CW 19), or (y) one-twelfth of the Aggregate Holdback Payment, divided by the number of Fully Diluted Shares minus the aggregate number of any then Forfeited Option Shares, to be paid fifteen business days following certification if certification occurs during CW 20 (or the Certification Wave after the first CW with DOCSIS 1.1 certified cable modems, if later than CW 20) (the "Second Holdback Payment"). If certification of FN 410 after the later of (i) CW 20 or (ii) the Certification Wave after the first Certification Wave with DOCSIS 1.1 certified cable modems, then the Second Holdback Payment shall not be made. Notwithstanding the foregoing, in the event that either (x) no cable modems have been certified by the end of CW 20 or (y) CableLabs ceases for any reason to certify cable modems with voice capability before the later of (i) CW 20 or (ii) the Certification Wave after the first Certification Wave with DOCSIS 1.1 certified cable modems, and in either of such events, Parent is provided by the Surviving Corporation both appropriate test results documentation and product demonstration indicating full compliance with the DOCSIS 1.1 specification and compliance with General Availability criteria for voice for the FN 410 by January 1, 2002, then the Second Holdback Payment shall equal one-sixth of the Aggregate Holdback Payment, divided by the number of Fully Diluted Shares minus the aggregate number of any then Forfeited Option Shares, and shall be paid fifteen business days following such delivery to Parent; otherwise the Second Holdback Payment shall not be made;
          (x) one-sixth of the Aggregate Holdback Payment plus the Early Production Payment, divided by the number of Fully Diluted Shares minus the aggregate number of any then Forfeited Option Shares, to be paid in cash fifteen business days following the Surviving Corporation's production of a Generally Available Version of FN 510 on or before September 30, 2001 or (y) one-sixth of the Aggregate Holdback Payment, divided by the number of Fully Diluted Shares minus the aggregate number of any then Forfeited Option Shares, to be paid fifteen business days following the Surviving Corporation's production of a Generally Available Version of FN 510 between October 1, 2001 and October 31, 2001, inclusive, or (z) one-twelfth of the Aggregate Holdback Payment, divided by the number of Fully Diluted Shares minus the aggregate number of any then Forfeited Option Shares, to be paid fifteen business days following the Surviving Corporation's production of a Generally Available Version of FN 510 between November 1, 2001 and December 31, 2001, inclusive (the "Third Holdback Payment"). If a Generally Available Version of FN 510 is not so produced on or before December 31,2001, then the Third Holdback Payment shall not be made; and
          (x) one third of the Aggregate Holdback Payment plus the Early Production Payment, divided by the number of Fully Diluted Shares minus the aggregate number of any then Forfeited Option Shares, to be paid in cash fifteen business days following certification of FN 510 prior to CW 20 or (y) one-third of the Aggregate Holdback Payment, divided by the number of Fully Diluted Shares minus the aggregate number of any then Forfeited Option Shares, to be paid fifteen business days following certification of FN 510 during CW 20 (the "Fourth Holdback Payment "). If certification occurs after CW 20, the Fourth Holdback Payment shall not be made. Notwithstanding the foregoing, in the event that either (i) no cable modems have been certified by the end of CW 20 or (ii) CableLabs will not certify the FN510 due to the upstream and downstream RF power levels as defined in the FN510 Specification or (iii) CableLabs ceases for any reason to certify cable modems with voice capability before the dates referred to above in this paragraph have passed, and in any such events, Parent is provided by the Surviving Corporation both appropriate test results documentation and product demonstration indicating full compliance by the FN 510 with the DOCSIS 1.1 specification, except for upstream and downstream RF power levels as defined in such specification by January 1, 2002, then the Fourth Holdback Payment shall equal one-third of the Aggregate Holdback Payment, divided by the number of Fully Diluted Shares minus the aggregate number of any then Forfeited Option Shares, to be paid fifteen business days following such delivery to Parent; otherwise the Fourth Holdback Payment shall not be made.
          If Parent requires the Surviving Corporation to add additional features beyond those set forth in the FN 410 and FN 510 Specifications in existence as of the date hereof, the Stockholder Representatives and Parent will negotiate in good faith equitable adjustments to the foregoing milestones based on such additional feature requirements.
          Notwithstanding the above, an amount (the "Holdback Escrow Amount") equal to up to $9 million multiplied by the Index Ratio, rounded down to the nearest cent, of the aggregate Per Share Holdback Payments may be withheld, from time to time, by Parent to the extent, at the time such Per Share Holdback Payment otherwise becomes payable hereunder, the amount subject to any Claim Notice (as defined below) exceeds (A) the amount remaining in the Indemnity Fund (as defined below), less (B) any amounts designated as subject to a claim pursuant to such Claim Notice or any other Claim Notice to the extent such claim has not been resolved or paid in full prior to such date, and less (C) any amount previously designated in writing by the Stockholder Representatives to the Indemnity Agent as amounts that should be withheld to cover their expenses incurred in connection with their activities hereunder and less (D) any other amounts payable out of the Indemnity Fund. The Holdback Escrow Amount, if any, shall be paid to the Indemnity Agent and added to the Indemnity Fund (as defined below) and held and distributed in accordance with the Indemnity Agreement.
        "Per Share Option Holdback Payment" shall mean (x) all Per Share Escrow Payments and Per Share Holdback Payments previously paid, multiplied by the aggregate number of then Forfeited Option Shares, but only to the extent that the right to acquire such Forfeited Option Shares had not terminated without having vested at the time such Per Share Escrow Payment or Per Share Holdback Payment became payable, divided by (y) the number of Fully Diluted Shares minus the aggregate number of all Forfeited Option Shares, to be paid fifteen business days following the fourth anniversary of the Effective Time.
        "Purchase Price" shall mean $181 million multiplied by the Index Ratio; provided, however, that the Purchase Price shall not exceed $189.5 million.
        "Reconciliation Amount" means an amount, not less than zero, equal to (x) any specific line items relating to capital and operations expenses (but not staff) shown in the budget attached to Section 3.29 of the Company Letter with respect to the period prior to the Effective Time which were not paid during such period but are expected to be paid following the Effective Time minus (y) any of such line items shown with respect to the period following the Effective Time, to the extent such line items were paid between January 1, 2001 and the day immediately preceding the Effective Time.

        Each payment to a Company Stockholder pursuant to this Section 1.5 shall be rounded down to the nearest full cent.

        Parent and the Company agree that, prior to the Effective Time, they will discuss the determination of the Reconciliation Amount, and Company agrees to provide Parent with such information and assistance as requested by Parent in making such determination.
    Delivery of Certificates and Payment of Cash. At or after the Effective Time, each holder of record of a certificate or certificates (collectively, the "Certificates") representing shares of Company Common Stock or Company Preferred Stock issued and outstanding immediately prior to the Effective Time (collectively, the "Company Stockholders", provided that for purpose of Section 1.14, Article VIII and the Indemnity Agreement, the term "Company Stockholders" shall also refer to holders of Company Stock Options), may surrender such Certificate or Certificates to Parent's designee as the exchange agent (the " Exchange Agent"), together with a letter of transmittal in the form prepared by Parent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery thereof to the Exchange Agent and shall contain instructions for use in effecting the surrender of such Certificates in exchange for the property described in the next sentence) (the "Transmittal Letter"). Parent shall provide a copy of the Transmittal Letter to the Company prior to the Effective Time. Parent shall promptly deliver or cause to be delivered upon surrender for cancellation to the Exchange Agent of all Certificates held by any Company Stockholder, together with the Transmittal Letter, duly executed, in exchange therefor the Per Share Cash Payments with respect to the shares represented by such Certificates, and any Certificate so surrendered shall forthwith be canceled. In addition, Parent shall promptly deliver or cause to be delivered to such Company Stockholder the Per Share Holdback Payments, if any, as they become payable.
    Transfer Taxes; Withholding. If any cash is to be paid to a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to Parent any transfer or other taxes required by reason of the payment in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent that such tax has been paid or is not applicable. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person who otherwise would have received the payment in respect of which such deduction and withholding was made by Parent.
    Return of Exchange Fund. Any portion of the amount payable to the Company Stockholders which remains undistributed to the Company Stockholders for 180 days after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such Company Stockholders who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for the Merger Consideration. Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Common Stock for any consideration payable in accordance with this Article I which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
    No Further Ownership Rights in Company Common Stock. The Merger Consideration issued in connection with the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock or Company Preferred Stock represented by such Certificates.
    Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock or Company Preferred Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent, such Certificates shall be canceled and exchanged as provided in this Article I.
    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to such Certificate, Parent will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the distributions to which the holders thereof are entitled pursuant to Section 1.5.
    Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.
    Closing; Closing Deliveries.
      The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sidley & Austin, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree (the date of the Closing is referred to herein as the "Closing Date").
      Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing Parent shall deliver to the Company all of the following:
        a copy of the Certificate of Incorporation of Parent (the "Parent Charter"), certified as of a recent date by the Secretary of State of the State of Delaware;
        a certificate of good standing of Parent, issued as of a recent date by the Secretary of State of the State of Delaware;
        a certificate of the Secretary or an Assistant Secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (a) no amendments to the Parent Charter since a specified date, (b) the By-laws of Parent, (c) the resolutions of the Board of Directors of Parent authorizing the execution and performance of this Agreement and the transactions contemplated herein, and (d) the incumbency and signatures of the officers of Parent executing this Agreement and any other agreement or certificate executed by Parent in connection with the Closing;
        the certificate contemplated by Section 6.2(a);
        all consents, waivers or approvals obtained by Parent with respect to the consummation of the transactions contemplated by this Agreement.
      Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing Sub shall deliver to the Company all of the following:
        a copy of the Certificate of Incorporation of Sub certified as of a recent date by the Secretary of the State of Georgia;
        a certificate of good standing of Sub, issued as of a recent date by the Secretary of State of the State of Georgia; and
        a certificate of the Secretary or an Assistant Secretary of Sub, dated the Effective Date, in form and substance reasonably satisfactory to the Company, as to (a) no amendments to the Certificate of Incorporation of Sub since a specified date, (b) the By-laws of Sub, (c) the resolutions of the Board of Directors of Sub authorizing the execution and performance of this Agreement and the transactions contemplated herein and the written consent of Parent in its capacity as sole stockholder of Sub adopting this Agreement in accordance with Section 14-2-1103 of the GBCC, and (d) the incumbency and signatures of the officers of Sub executing this Agreement and any other agreement or certificate executed by Sub in connection with the Closing.
      Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing the Company shall deliver to Parent all of the following:
        a copy of the Company Charter certified as of a recent date by the Secretary of State of the State of Georgia;
        a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Georgia;
        certificate of the Secretary or an Assistant Secretary of the Company, dated the Effective Date, in form and substance reasonably satisfactory to Parent, as to (i) no amendments to the Company Charter since a specified date, (ii) the By-laws of the Company, (iii) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein and the resolutions of the stockholders of the Company approving and adopting this Agreement in accordance with Section 14-2-1103 of the GBCC, and (iv) the incumbency and signatures of the officers of the Company executing this Agreement and any Company Ancillary Agreement;
        all consents, waivers or approvals obtained by the Company with respect to the consummation of the transactions contemplated by this Agreement; and
        the certificates contemplated by Sections 6.3(a), 6.3(b), 6.3(f), 6.3(g), 6.3(h) and 6.3(i).
    Payment Dispute Resolutions.
      If the Stockholders Representatives disagree with any determination by Parent as to whether any Per Share Holdback Payment to the Company Stockholders is due and payable or as to the amount thereof, taking into account compliance with Section 5.14, the Stockholder Representatives may deliver to Parent a written objection (a "Payment Objection "), setting forth in reasonable detail the basis therefor, no later than 20 days following the last date on which such payment may be payable pursuant to Section 1.5(f)(xviii).
      Parent shall deliver a written response to the Stockholder Representatives in respect of any Payment Objection properly delivered by the Stockholder Representatives. If after twenty (20) days following delivery of such response there remains a dispute as to any payment, the Stockholder Representatives and Parent shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each such objection. If the Stockholder Representatives and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both. Parent shall be entitled to rely on any such memorandum and shall make any required payments in accordance with the terms thereof.
      If no such agreement is reached after good faith negotiation, either Parent or the Stockholder Representatives may, by written notice to the other, demand arbitration of the matter; and in such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Parent and the Stockholder Representatives shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to whether any amount is payable shall be binding, and conclusive, and Parent shall be entitled to act in accordance with such decision and make or withhold payments in accordance therewith.
      Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Chicago, Illinois under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.
      Notwithstanding anything else in this Agreement, any payment that is subject to a Payment Objection shall not become due and payable until fifteen (15) business days after the decision of the arbitrators as to whether it is payable or fifteen business days after the parties reach agreement with respect thereto.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

            Parent and Sub represent and warrant to the Company as follows:

    Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the requisite corporate power and authority to carry on its business as now being conducted.
    Capital Structure. As of the date hereof, the authorized capital stock of Parent consists of 1,000,000,000 shares of common stock, $.01 par value (the "Parent Common Stock") and 5,000,000 shares of preferred stock, $.01 par value (the "Parent Preferred Stock"). At the close of business on December 29, 2000, (i) 411,182,947 shares of Parent Common Stock were issued and outstanding (including 3,000,000 shares of Parent Common Stock held in the treasury of Parent or by Subsidiaries of Parent), (ii) no shares of Parent Preferred Stock were issued or outstanding, (iii) 26,323,763 shares of Parent Common Stock were reserved for issuance pursuant to outstanding options, warrants or other rights to purchase or otherwise acquire shares of Parent Common Stock under Parent's benefit plans or other arrangements or pursuant to any plans or arrangements assumed by Parent in connection with any acquisition, business combination or similar transaction (collectively, the "Parent Stock Plans"), and (iv) 51,728 stock appreciation rights granted pursuant to the Parent Stock Plans were outstanding. As of the date of this Agreement, except as set forth above and, except for the issuance of shares of Parent Common Stock pursuant to the Parent Stock Plans, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding.

    For purposes of this Agreement, "Subsidiary" means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other entity.

    Authority. The Boards of Directors of Parent and Sub have declared the Merger advisable and fair to and in the best interest of Parent and Sub, respectively, and Parent, as sole stockholder of Sub, has approved and adopted this Agreement in accordance with the GBCC. The Board of Directors of Parent has approved the other agreements to be entered into by it as contemplated hereby (such other agreements, the "Parent Ancillary Agreements"). Parent has the requisite corporate power and authority to enter into this Agreement and the Parent Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby. Sub has all corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the Parent Ancillary Agreements by Parent, and the consummation by Parent and Sub of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the filing of appropriate Merger documents as required by the GBCC. This Agreement and the consummation of the transactions contemplated hereby have been approved by the sole stockholder of Sub. This Agreement has been duly executed and delivered by Parent and Sub. The Parent Ancillary Agreements executed as of the date hereof have been duly executed and delivered by Parent. Assuming the valid authorization, execution and delivery by the other parties thereto and the validity and binding effect hereof and thereof on the other parties thereto, this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, and each of the Parent Ancillary Agreements, upon execution and delivery thereof by Parent, will constitute the valid and binding obligation of Parent enforceable against it in accordance with its terms, except to the extent as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
    Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 2.4 have been obtained and all filings and obligations described in this Section 2.4 have been made, except as set forth in Section 2.4 of the letter dated the date hereof and delivered on the date hereof by Parent to the Company, which letter relates to this Agreement and is designated therein as the Parent Letter (the "Parent Letter"), the execution and delivery of this Agreement by Parent and Sub, and the Parent Ancillary Agreements by Parent, do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Parent Charter or the Amended and Restated Bylaws of Parent (the "Parent Bylaws") or the Certificate of Incorporation or Bylaws of Sub, (ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (iv) any judgment, order, decree, injunction, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or, in the case of Parent, under the Parent Ancillary Agreements, or prevent the consummation of any of the transactions contemplated hereby or thereby by Parent or Sub. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or the Parent Ancillary Agreements by Parent or is necessary for the consummation by Parent or Sub of the Merger and the other transactions contemplated by this Agreement or the Parent Ancillary Agreements, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (iv) applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws") and Nasdaq, (v) applicable requirements, if any, under foreign laws and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform its obligations hereunder or, in the case of Parent, under the Parent Ancillary Agreements, prevent the consummation of any of the transactions contemplated hereby or thereby.

    For purposes of this Agreement, "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent or the Company, as the case may be, any event, change or effect that individually or when taken together with all other such events, changes or effects is or could reasonably be expected to be materially adverse to the business, prospects, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be. In no event shall any of the following constitute a Material Adverse Effect or a Material Adverse Change: (i) effects, changes, events, circumstances or conditions generally affecting the industries in which either Parent or Company operate or arising from changes in general business or economic conditions; (ii) effects, changes, events, circumstances or conditions directly attributable to out-of-pocket fees and expenses (including, without limitation, legal, accounting, investigatory, investment banking, and other fees and expenses) reasonably incurred in connection with the transactions contemplated by the Agreement; and (iii) any effects, changes, events, circumstances or conditions resulting from any change in law or generally accepted accounting principles, which generally affect entities such as Parent and Company.

    SEC Documents and Other Reports. Parent has filed all required documents with the Securities Exchange Commission ("SEC"), between January 1, 2000 and the date hereof (the "Parent SEC Documents "). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act") or the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Parent SEC Documents or as required by generally accepted GAAP, Parent has not, since January 1, 2000, made any material change in the accounting practices or policies applied in the preparation of financial statements included in the Parent SEC Documents.
    Proxy Statement. None of the information to be supplied in writing by Parent or Sub expressly for inclusion or incorporation by reference in the proxy statement relating to the Stockholder Meeting (as hereinafter defined) (together with any amendments or supplements thereto, the "Proxy Statement") will at the time of the mailing of the Proxy Statement and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
    Actions and Proceedings. As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of its or their present or former officers, directors, employees, or, to the Knowledge of Parent, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement and the Parent Ancillary Agreements. For purposes of this Agreement, "Knowledge of Parent" means the actual knowledge of the individuals identified in Section 2.7 of the Parent Letter.
    Required Vote of Parent Stockholders. No vote of the security holders of Parent is required by law, the Parent Charter or the Parent Bylaws or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby.
    Brokers. No broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Sub as follows:

    Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company.
    Capital Structure.
      The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 25,000,000 shares of Company Preferred Stock, 4,750,000 of which have been designated as Company Series A Convertible Preferred Stock (the "Company Series A Preferred Stock"). One share of Company Common Stock is issuable upon conversion of each share of Company Series A Preferred Stock. At the close of business on January 23, 2001, (i) 39,077,500 shares of Company Common Stock, and 3,000,000 shares of Company Series A Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock and no shares of Company Series A Preferred Stock were held in the treasury of the Company or by Subsidiaries of the Company, (iii) 5,488,000 shares of Company Common Stock were reserved for issuance pursuant to outstanding options (the "Company Stock Options") to purchase shares of Company Common Stock pursuant to the Company's Stock Option Plan (the "Company Stock Plan"), (iv) shares of Company Common Stock were reserved for issuance pursuant to a Promissory Note, dated May 14, 1999, made by the Company, payable to the order of Harold Hollis, in the original principal amount of $10,000; shares of Company Common Stock were reserved for issuance pursuant to a 4.75% Convertible Debenture issued May 10, 1999, made by the Company, payable to the order of Harold Hollis; and shares of Company Common Stock were reserved for issuance pursuant to a 4.75% Convertible Debenture issued May 10, 1999, made by the Company, payable to the order of Andy Y.T. Chan (collectively, the "Equity Agreements"), and (v) 1,000,000 shares of Company Series A Preferred Stock were reserved for issuance pursuant to an outstanding warrant dated as of June 1, 2000 issued to Texas Instruments Incorporated (the "Warrant"). All Company Stock Options and all shares of Company Common Stock issuable upon the exercise of such options, are free and clear of any preemptive rights. The Company Stock Plan is the only benefit plan of the Company or its Subsidiaries under which any securities of the Company or any of its Subsidiaries are issuable. Except as set forth above and except for the issuance of shares of Company Common Stock upon the exercise of the Company Stock Options or upon the conversion of shares of Company Preferred Stock, in each case, in accordance with the terms thereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. Except as set forth in Section 3.2(a) of the Company Letter (as hereinafter defined), there will be no acceleration in the vesting of the Company Stock Options as a result of the execution of this Agreement or consummation of the transactions contemplated hereby. Except as set forth in Section 3.2(a) of the Company Letter and except upon conversion of the outstanding shares of Company Preferred Stock, there are no options, warrants, calls, rights, puts or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell or redeem, or cause to be issued, delivered, sold or redeemed, any additional shares of capital stock (or other voting securities or equity equivalents) of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or agreement. Except as set forth in Section 3.2(a) of the Company Letter, the Company is not a party to, and does not otherwise have any Knowledge of the current existence of, any stockholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding relating to the voting, dividend, ownership or transfer rights of any shares of capital stock of the Company. True and complete copies of the Company Charter, Bylaws of the Company, as amended (the "Company Bylaws"), the Company Stock Plan, and the agreements and other instruments referred to in Section 3.2(a) of the Company Letter have been delivered to Parent. A true and complete copy of the Company Stock Plan is attached to Section 3.2(a) of the Company Letter.
      Each outstanding share of capital stock (or other voting security or equity equivalent, as the case may be) of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable, and each such share (or other voting security or equity equivalent, as the case may be) is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
      Section 3.2(c)(i) of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which letter relates to this Agreement and is designated the Company Letter (the "Company Letter") sets forth the name and address of each holder of record of shares of capital stock of the Company outstanding on the date hereof, together, in each case, with the number of shares of Company Common Stock and the number of shares of Company Series A Preferred Stock held by such holder. Section 3.2(c)(ii) of the Company Letter also sets forth each option to purchase Company Common Stock issued by the Company, together, in each case, with the number of shares issuable upon exercise thereof, the grant date, the exercise price, the expiration date and the name and address of the record owner thereof. A true and complete copy of the Company Stock Plan and each instrument governing any Company Stock Options has been delivered by the Company to Parent.
      The Company has no Subsidiaries or Joint Ventures other than as set forth in Section 3.2(d) of the Company Letter. For purposes of this Agreement, "Joint Venture" means, any corporation, limited liability company, partnership, joint venture, trust, association or other entity which is not a Subsidiary of the Company, as the case may be, and in which (a) the Company, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other equity interests, or (b) the Company or one of its Subsidiaries is a general partner.
      The aggregate principal amount payable under the Equity Agreements and the Promissory Note, dated April 26, 1999, made by the Company, payable to the order of Andy Y.T. Chan, in the original principal amount of $50,000 (the "April Note") is $228,542.14. Such agreements and note will be prepaid and retired in full by the Company prior to the Effective Time without any prepayment penalty or fee.
    Authority.
      The Board of Directors of the Company has (i) declared the Merger advisable and fair to and in the best interest of the Company and its stockholders, (ii) approved and adopted this Agreement in accordance with the GBCC, and (iii) approved the Voting Agreements, the Note, the Letter of Intent dated November 27, 2000 between the Company and Parent (the " Letter of Intent") and any other agreements to be entered into by it as contemplated hereby (collectively, the "Company Ancillary Agreements"), resolved to recommend the approval of this Agreement by the Company's stockholders and directed that this Agreement be submitted to the Company's stockholders for approval. The Company has the requisite corporate power and authority to enter into this Agreement and the Company Ancillary Agreements, to consummate the transactions contemplated by the Company Ancillary Agreements and, subject to approval by the stockholders of the Company of this Agreement, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to (x) approval of this Agreement by the stockholders of the Company and (y) the filing of appropriate Merger documents as required by the GBCC. This Agreement has been duly executed and delivered by the Company. The Company Ancillary Agreements executed as of the date hereof, the Note and the Letter of Intent have each been duly executed and delivered by the Company and no other corporate action on the part of the Company is necessary in connection therewith. Assuming the valid authorization, execution and delivery by the other parties thereto and the validity and binding effect hereof and thereof on the other parties thereto, each of this Agreement, the Note and the Letter of Intent constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, and each of the Company Ancillary Agreements upon execution and delivery thereof by the Company will constitute the valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
      Upon the execution and delivery by the Stockholder Representatives of the Indemnity Agreement, the Indemnity Agreement will constitute the valid and binding obligation of the Company Stockholders and Stockholder Representatives, enforceable against the Company Stockholders and Stockholder Representatives, in accordance with its terms. The Stockholder Representatives have the requisite power and authority to enter into the Indemnity Agreement and to fulfill the terms thereof contemplated thereby.
    Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, except as set forth in Section 3.4 of the Company Letter, the execution and delivery of this Agreement and the Company Ancillary Agreements by the Company do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any material violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or the Company Bylaws, (ii) any provision of the comparable charter or organizational documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, guaranty, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Company Ancillary Agreements by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement or the Company Ancillary Agreements, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (ii) such filings, authorizations, orders and approvals as may be required by state takeover laws, (iii) applicable requirements, if any, of Blue Sky Laws, (iv) filings required by the HSR Act, if any, and (v) applicable requirements, if any, under foreign laws.
    Financial Statements. Section 3.5 of the Company Letter contains (i) the balance sheet (the "Balance Sheet") of the Company and its subsidiaries as of December 31, 1999 (the "Balance Sheet Date") and the related statement of income, stockholders' equity and cash flows for the year then ended, together with the appropriate notes to such financial statements, accompanied by the report thereon of Ernst & Young, LLP, independent public accountants (the "Audited Financial Statements"), and (ii) the unaudited balance sheet of the Company and its subsidiaries as of November 30, 2000 and the related unaudited statement of income, stockholders' equity and cash flows for the eleven months then ended (the "Unaudited Financial Statements" and together with the Audited Financial Statements, the "Financial Statements"). Except as disclosed in the notes thereto, the Financial Statements have been prepared in conformity with GAAP consistently applied and fairly present in all material respects the financial position of the Company and its subsidiaries at the dates of such balance sheets and the results of its operations and cash flows for the respective periods indicated (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments, the absence of notes and any other adjustments described therein).
    No Dividends; Absence of Certain Changes or Events.
      The Company has never declared or made, or agreed to declare or make, any payment of dividends or distributions to its stockholders (and no record date with respect to any of the foregoing has occurred) or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock or other equity interest.
      Since the Balance Sheet Date there has been:
        no Material Adverse Change with respect to the Company; and
        no material damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any material assets or business of the Company or any of its Subsidiaries, except as set forth in Section 3.6(b) of the Company Letter.
      Except as set forth in Section 3.6(c) of the Company Letter, since the Balance Sheet Date and in the case of clauses (x) and (xi) only, since June 30, 2000, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in Section 3.6(c) of the Company Letter, neither the Company nor any of its Subsidiaries has:
        issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, warrant or other right to purchase, any of its capital stock or other equity interest or any security convertible into its capital stock or other equity interest;
        issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any of its bonds, notes or other debt securities;
        paid any material obligation or liability (absolute or contingent) other than current liabilities reflected on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice;
        [Intentionally omitted];
        undertaken or committed to undertake capital expenditures exceeding $250,000 for any single project or related series of projects or $1,000,000 in the aggregate;
        made charitable donations in excess of $10,000 in the aggregate;
        sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from the Company or any of its Subsidiaries to any of the stockholders of the Company or any of their respective Affiliates (as hereinafter defined)), or mortgaged or pledged, or imposed or suffered to be imposed any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restriction of any kind (an "Encumbrance"), on, any of the assets reflected on the Balance Sheet or any assets acquired by the Company or any of its Subsidiaries after the Balance Sheet Date, except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of its business consistent with past practice and except for (A) liens for taxes and other governmental charges and assessments which are not yet due and payable, (B) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (C) other liens or imperfections on property which are not material in amount, do not interfere with, and are not violated by the consummation of the transactions contemplated by, this Agreement, and do not materially detract from the value or marketability of, or materially impair the existing use of, the property affected by such lien or imperfection (each, a "Permitted Encumbrance");
        canceled any debts owed to or claims held by the Company or any of its Subsidiaries (including the settlement of any claims or litigation) other than in the ordinary course of its business;
        created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);
        accelerated or delayed collection of notes or accounts receivable, in any material amount, in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of its business;
        delayed or accelerated payment of any account payable or other liability, in any material amount, beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of its business;
        instituted any increase in any compensation payable to any employee, director or consultant of the Company or any of its Subsidiaries or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of the Company or any of its Subsidiaries except, in case of employees other than directors or officers, salary increases in connection with annual or periodic compensation reviews in the ordinary course of business;
        made any tax election or settled or compromised any material federal, state, local or foreign income tax liability;
        prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, took any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;
        made any change in the accounting principles and practices used by the Company from those applied in the preparation of the Financial Statements; or
        entered into or become committed to enter into any other material transaction except in the ordinary course of business.
      Except as set forth in Section 3.6(d) of the Company Letter, neither the Company nor any of its Subsidiaries is subject to any material liability (including, without limitation, unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and the notes thereto and reasonably incurred in the ordinary course of its business consistent with past practice after the Balance Sheet Date.
    Governmental Permits. Each of the Company and its Subsidiaries owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Entities which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted (herein collectively called "Company Permits"). Complete and correct copies of all of the Company Permits have been delivered by the Company to Parent.

    Each of the Company and its Subsidiaries has fulfilled and performed its obligations under each of the material Company Permits, and each of the Company Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the Effective Time, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Entity.

    For purposes of this Agreement, "Knowledge of the Company" means the actual knowledge of the individuals identified on Section 3.7 of the Company Letter.

    Proxy Statement. None of the information to be supplied by the Company for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Stockholder Meeting any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required at that time to be described in the Proxy Statement, the Company shall deliver to Parent a description of such event and, as required by law, disseminate an appropriate amendment or supplement to the stockholders of the Company. The Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the GBCC.
    Tax Matters.
      Except as set forth in Section 3.9(a) of the Company Letter, (i) the Company has timely filed all Tax Returns(as hereinafter defined) required to have been filed; (ii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by the Company for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) all Taxes (whether or not shown on any Tax Return) owed by the Company have been timely paid; (iv) the Company has not waived or been requested to waive any statute of limitations in respect of Taxes, which waiver or request is currently in effect; (v) there is no action, suit, investigation, audit, claim or assessment pending or to the Company's knowledge proposed or threatened with respect to Taxes of the Company and to the Company's knowledge no basis exists therefor; (vi) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (vii) all Tax Sharing Arrangements(as hereinafter defined) and Tax indemnity arrangements providing for the indemnification of any third parties with respect to Taxes (in each case to which the Company is or becomes a party) will terminate prior to the Effective Time and the Company will not have any liability thereunder on or after the Effective Time; (viii) there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due; and (ix) all Taxes which the Company is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company; and (x) the charges, accruals and reserves in respect of Taxes on the Balance Sheet are adequate to provide for all unpaid Taxes as of the Balance Sheet Date.
      No stock transfer Taxes, sales Taxes, use Taxes, real estate transfer Taxes, or other similar Taxes will be imposed on the transactions contemplated by this Agreement.
      Except as set forth in Section 3.9(c) of the Company Letter, as a result of the transactions contemplated by this Agreement, none of the Company, any Subsidiary of the Company, or Parent has made, or will be obligated to make, a payment to an individual that would be an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.
      The Company is not (and has never been), a member of (i) any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) or (ii) any other group of corporations or entities which files or has filed Tax Returns on a combined, consolidated or unitary basis.
      For purposes of this Agreement: (i) "Taxes" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, and (iii) "Tax Sharing Arrangement" means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes the Company.
    Actions and Proceedings. Except as set forth in Section 3.10 of the Company Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, or, to the Knowledge of the Company, consultants, agents or stockholders of the Company or any of its Subsidiaries, as such, or any of its or their properties, assets or business or any Company Plan (as hereinafter defined). Except as set forth in Section 3.10 of the Company Letter, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their present or former directors, officers, employees, or, to the Knowledge of the Company, consultants, agents or stockholders, as such, or any of its or their properties, assets or business or any Company Plan and the Company is not aware of any reasonable basis therefor. As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against the Company or any of its present or former officers, directors, employees, or, to the Knowledge of the Company, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement and the Company Ancillary Agreements.

    .

    Certain Agreements. Except as set forth in Section 3.11 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of Company Common Stock, or shares of Company Common Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares.
    ERISA.
      Each Company Plan(as hereinafter defined) is listed in Section 3.12(a) of the Company Letter, true and complete copies of which have heretofore been delivered to Parent. Except as set forth in Section 3.12(a) of the Company Letter, (i)  each Company Plan complies in all material respects with Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable statutes and governmental rules and regulations, and (ii) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan. Neither the Company nor any of its ERISA Affiliates (as hereinafter defined) has withdrawn from any Company Plan or Company Multiemployer Plan (as hereinafter defined) or instituted, or is currently considering taking, any action to do so. No action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA. No Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.
      Except as listed in Section 3.12(b) of the Company Letter, with respect to the Company Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate or Company Plan fiduciary could be subject to any material liability under the terms of such Company Plans, ERISA, the Code or any other applicable law, other than liabilities for benefits payable in the normal course. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending, and the Company is not aware of any reason why any such Company Plan is not so qualified in operation. Neither the Company nor any of its ERISA Affiliates has been notified by any Company Multiemployer Plan that such Company Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Company Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Except as disclosed in Section 3.12(b) of the Company Letter, neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code.
      As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)), a "welfare plan" (as defined in Section 3(1) of ERISA), or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, holiday pay, vacation, severance, death benefit, sick leave, fringe benefit, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability, (ii) " Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.
      Section 3.12(d) of the Company Letter contains a list, and the Company has heretofore provided to Parent a true and complete copy, of all (i) severance, employment and consulting agreements with employees and consultants of the Company and each of its ERISA Affiliates and (ii) severance programs and policies of the Company and each of its ERISA Affiliates with or relating to its employees.
    Worker Safety and Environmental Laws. The properties, assets and past and present operations of the Company and its Subsidiaries have been and are in all material respects in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws") and the protection and clean-up of the environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental Laws").
    Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Company Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries.
    Intellectual Property; Software.
      For purposes of this Agreement, the term "Intellectual Property" means the intellectual property owned by, licensed to, or used by the Company or any Subsidiary of the Company that are material to the Company's business as presently conducted, including without limitation:
        all United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) and improvements thereto ("Patent Rights");
        all United States, state and foreign trademarks, service marks, logos, trade dress and trade names (including without limitation all assumed or fictitious names under which the Company or any Subsidiary of the Company is conducting its business or has within the previous five years conducted its business), and any other source-identifying designations or devices, including without limitation any combinations and variations thereof, and associated goodwill, whether registered or unregistered, and pending applications to register the foregoing ("Trademarks");
        all United States and foreign copyrights, whether registered or unregistered, and pending applications to register the same ("Copyrights");
        all Internet domain names and registrations thereof ("Domain Names");
        all confidential ideas, trade secrets, computer software, including without limitation source code, know-how, works-in-progress, concepts, methods, processes, inventions, invention disclosures, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information ("Trade Secrets"); and
        all computer software programs and software systems, including without limitation all databases, compilations, tool sets, compilers, higher level or proprietary languages, related documentation and materials, whether in source code, object code or human readable form ("Software").
      Section 3.15(b) of the Company Letter contains a list of all material agreements, commitments, contracts, understandings, licenses, sublicenses, assignments and indemnities, which govern the Company's rights or obligations relating to any Intellectual Property other than shrink wrap commercial software commercially available on reasonable terms, showing in each case the parties thereto. Correct and complete copies of all written items identified in Section 3.15(b) of the Company Letter have been delivered or made available by the Company to Parent.
      Except as disclosed in Section 3.15(c) of the Company Letter, each of the Company and its Subsidiaries either: (i) owns the entire right, title and interest in and to the Intellectual Property, free and clear of any Encumbrance; or (ii) has the perpetual, unrestricted and royalty-free right to use the same.
      Except as disclosed in Section 3.15(d) of the Company Letter: (i) neither the Company nor any Subsidiary of the Company is in breach of or is aware of any allegation (communicated orally or in writing) that the Company or any Subsidiary of the Company is in breach of any material provision of any agreement, commitment, contract, understanding, license, sublicense, assignment or indemnity which relates to any Intellectual Property or any other intellectual property of any third party; (ii) neither the Company nor any Subsidiary of the Company, nor any of their respective employees or agents, has through any act or omission impaired or otherwise materially adversely affected the Company's or the Subsidiary's rights in any of the Intellectual Property; (iii) each of the Company and its Subsidiaries has all right, power and authority with respect to the Intellectual Property and materials identified in Section 3.15(b) of the Company Letter or the right to use the same; (iv) nothing with respect to the Intellectual Property and items identified in Section 3.15(b) of the Company Letter, nor any agreement, commitment, contract, understanding, license, sublicense, assignment or indemnity which relates to any other intellectual property of any third party, shall restrict the Company's right, power and authority to execute and deliver this Agreement and the Company Ancillary Agreements, to consummate the transactions contemplated hereby and thereby, and to comply with or fulfill the terms, conditions or provisions hereof or thereof; and (v) the transactions contemplated by this Agreement and the Company Ancillary Agreements shall have no adverse effect on the validity and enforceability of any of the Intellectual Property, and right, title and interest thereto of the Company or any Subsidiary of the Company immediately after the Effective Time shall be identical to that of the Company or such Subsidiary immediately prior to the Effective Time.
      Section 3.15(e) of the Company Letter includes a complete list of all registered Intellectual Property and applications to register Intellectual Property, which are owned in whole or in part by the Company or any Subsidiary of the Company (collectively, the "Registered Intellectual Property"). Correct and complete copies of all Registered Intellectual Property have been delivered by the Company to Parent, along with any correspondence or filings related to the foregoing applications to register Intellectual Property. Except as disclosed by Section 3.15(e) of the Company Letter, all Registered Intellectual Property: (i) is wholly owned by either the Company or a Subsidiary of the Company; and (ii) is either pending or in force, and in good standing and without challenge of any kind.
      Except as disclosed in Section 3.15(f) of the Company Letter: (i) the Intellectual Property owned by the Company and its Subsidiaries is valid and enforceable; and (ii) each of the Company and its Subsidiaries has the sole and exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property owned by the Company and such Subsidiaries, and to the Knowledge of the Company, there is no basis for any such action.
      Except as disclosed in Section 3.15(g) of the Company Letter, each of the employees, agents, consultants, contractors or others who have contributed to or participated in the discovery, creation or development of any Intellectual Property on behalf of the Company or its Subsidiaries: (i) has assigned to the Company or any Subsidiary, or is under a valid obligation to assign to the Company or any Subsidiary, all right, title and interest in such Intellectual Property; (ii) is a party to a valid "work-made-for-hire" agreement under which the Company or any Subsidiary is deemed to be the original owner/author of all copyrightable subject matter included in such Intellectual Property; or (iii) otherwise has by operation of law vested in the Company or any Subsidiary all right, title and interest in such Intellectual Property by virtue of his employment relationship with the Company or any such Subsidiary.
      Except as disclosed in Section 3.15(h) of the Company Letter: (i) the Company and its Subsidiaries (including any predecessors-in-interest thereof) have not infringed any copyright, mask work right, trademark, service mark, trade name, patent, patent right, trade secret, or any other proprietary right, nor does any such infringement result in any way from the operations, products (including without limitation software, equipment, machinery or other devices, and the manufacture, sale or use thereof), processes, methods or activities of the business of the Company or any Subsidiary of the Company; and (ii) no claim of any such infringement has been noticed to or otherwise asserted against the Company or any Subsidiary of the Company (communicated orally or in writing), and neither the Company nor any Subsidiary has any Knowledge of any basis for such a claim.
      Except as disclosed in Section 3.15(i) of the Company Letter: (i) the Company and its Subsidiaries are not aware of any material defects in the Software; and (ii) the Software operates in all material respects in accordance with specifications.
    Availability of Assets and Legality of Use. (a) Except as set forth in Section 3.16 of the Company Letter, the assets owned or leased by the Company and its Subsidiaries constitute all the assets used in its business (including, but not limited to, all books, records, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear and immaterial impairments of value and damage) and serviceable condition and are generally suitable for the uses for which intended. Except as disclosed in Section 3.16 of the Company letter, there are no material services provided by any of the stockholders of the Company or any of their Affiliates to the Company or any Subsidiary of the Company utilizing either (i) assets not owned by the Company or its Subsidiaries as of the Effective Time or (ii) Persons not employed by the Company or its Subsidiaries. For purposes of this Agreement, "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this Agreement, "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust or unincorporated organization.
      The Company's FN 110C continues to be certified (as defined in Section 1.5(f)) without any loss of such status.
    Real Property. Neither the Company nor any Subsidiary owns any real property or holds any option to acquire any real property.
    Real Property Leases. Section 3.18 of the Company Letter sets forth a list and brief description of each lease or similar agreement under which the Company or any Subsidiary of the Company is lessee of, or holds or operates, any real property owned by any third Person (the "Leased Real Property"). Except as set forth in Section 3.18 of the Company Letter, each of the Company and its Subsidiaries has the right to quiet enjoyment of all the real property described in such Section of which it is the lessee for the full term of each such lease or similar agreement (and any related renewal option) relating thereto, and the leasehold or other interest of the Company or any Subsidiary in such real property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances. Complete and correct copies of each such lease or similar agreement has been delivered by the Company to Parent.
    Personal Property Leases. Section 3.19 of the Company Letter contains a brief description of each lease or other agreement or right, whether written or oral, under which the Company or any Subsidiary of the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party, except for any such lease, agreement or right that is terminable by the Company or any Subsidiary of the Company without penalty or payment on notice of 30 days or less, or which involves the payment by the Company or any Subsidiary of the Company of rentals of less than $50,000 per year.
    Title to Assets. Each of the Company and its Subsidiaries has good title to all of its assets reflected on the Balance Sheet as being owned by it and all of the assets thereafter acquired by it (except to the extent that such assets have been disposed of after the Balance Sheet Date in the ordinary course of business), free and clear of all Encumbrances, except for Permitted Encumbrances and except as set forth in Section 3.20 of the Company Letter.
    Contracts. Except as set forth in Section 3.21 of the Company Letter, neither the Company nor any Subsidiary of the Company is a party to or bound by:
        any contract for the purchase, sale or lease of real property;
        any contract for the purchase of goods or raw materials requiring one or more payments by the Company in excess of $150,000;
        any contract for the sale of goods or services involving one or more payments in excess of $150,000;
        any contracts relating to the marketing, distribution or manufacturing of products, services, processes or technology, or any OEM contract;
        any contract for the purchase, licensing or development of software to be used by the Company or any Subsidiary of the Company other than contracts for the purchase or licensing of shrink-wrap, off-the-shelf software not involving the payment of more than $20,000 in the aggregate;
        any guarantee of the obligations or liabilities of customers, suppliers, officers, directors, employees, Affiliates of the Company or its Subsidiaries, or any other Persons;
        any agreement which provides for, or relates to, the incurrence by the Company or any Subsidiary of the Company of debt for borrowed money or the extension of credit by the Company or any Subsidiary of the Company to any other Person;
        any agreement or understanding with a third party that restricts the Company or any Subsidiary from carrying on its business anywhere in the world;
        any contract which provides for, or relates to, any confidentiality arrangement entered into in connection with any possible business combination involving the Company, or any non-competition arrangement with any Person, including any current or former officer or employee of the Company or any Subsidiary;
        any contract or group of related contracts for capital expenditures in excess of $150,000 for any single project or related series of projects;
        any partnership, joint venture or other similar arrangement or agreement involving a sharing of profits or losses;
        any contract which involves payments or receipts by the Company or any Subsidiary of the Company of more than $150,000; or
        any contract for any purpose (whether or not made in the ordinary course of the business or otherwise not required to be listed or described in Section 3.21 of the Company Letter) which is material to the Company, any Subsidiary of the Company or their respective businesses.
    Status of Contracts. Except as set forth in Section 3.22 of the Company Letter, each of the leases, contracts and other agreements listed in Sections 3.12, 3.15, 3.18, 3.19 and 3.21 of the Company Letter (collectively, the " Company Agreements") constitutes a valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto, and is in full force and effect and (except as set forth in Section 3.4 of the Company Letter and except for those Company Agreements which by their terms will expire prior to the Effective Time or are otherwise terminated prior to the Effective Time in accordance with the provisions hereof) will continue in full force and effect after the Effective Time, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Each of the Company and its Subsidiaries has fulfilled and performed in all material respects its obligations under each of the Company Agreements, and neither the Company nor any Subsidiary of the Company is in, or to the Company's Knowledge alleged to be in, breach or default under, nor, to the Knowledge of the Company, is there or, to the Knowledge of the Company, is there alleged to be any basis for termination of, any of the Company Agreements and, to the Knowledge of the Company, no other party to any of the Company Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or any Subsidiary of the Company, to the Knowledge of the Company, by any such other party. Complete and correct copies of each of the Company Agreements have heretofore been delivered or made available to Parent.
    Insurance. Each of the Company and its Subsidiaries maintains the policies of fire and casualty, liability (general, products and other liability), workers' compensation and other forms of insurance and bonds set forth in Section 3.23 of the Company Letter sets forth a list of insurance maintained, owned or held by the Company or any Subsidiary. The Company and its Subsidiaries shall keep or cause such insurance or comparable insurance in full force and effect through the Effective Time. Each of the Company and its Subsidiaries has complied with each such insurance policies and has not failed to give any notice or to present any claim thereunder in a due and timely manner.
    Takeover Statutes and Charter Provisions. To the Knowledge of the Company, no state takeover statutes or charter or bylaw anti-takeover provisions are applicable to the Merger, this Agreement, the Voting Agreements, the Parent Ancillary Agreements and the Company Ancillary Agreements, and the transactions contemplated hereby and thereby.
    Required Vote of Company Stockholders. The affirmative vote of the holders of the outstanding shares of Company Common Stock, and shares of Company Series A Preferred Stock, voting together as one class (with each such share entitled to one vote) is required to adopt this Agreement. No other vote of the security holders of the Company is required by law, the Company Charter or the Company Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby and by the Parent Ancillary Agreements and the Company Ancillary Agreements.
    [Intentionally Omitted]
    Brokers. No broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by \this Agreement based upon arrangements made by or on behalf of the Company.
    Hart-Scott-Rodino. The Company is its own sole "ultimate parent entity" (as defined in 16 C.F.R. § 801.1(a)(3) (1998)). The "Person" (as defined in 16 C.F.R. § 801.1(a)(1) (1998)) of which the Company is included does not have "annual net sales" (as defined in 16 C.F.R. § 801.11 (1998)) or "total assets" (as defined in 16 C.F.R. § 801.11 (1998)) of $10,000,000 or more.
    Budget. Section 3.29 of the Company Letter sets forth as of the date hereof the budgets of capital, payroll and other expenditures of the Company and its Subsidiaries prepared in the ordinary course of its business for the fiscal year ending December 31, 2001.
    Loans to Company. The Company has not violated any of its obligations under the Note, including, but not limited to, Section 7 thereof regarding use of proceeds.
    No Shop Provisions. The Company has not violated any of its obligations under the Letter of Intent.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

    Conduct of Business Pending the Merger. Except as expressly permitted by clauses (i) through (xix) of this Section 4.1, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as expressly provided in Section 4.1 of the Company Letter, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:
        (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;
        issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance of shares of Company Common Stock pursuant to the Company Stock Options outstanding as of the date of this Agreement, in each case, in accordance with their current terms; (B) the issuance of shares of Company Common Stock upon conversion of shares of Company Preferred Stock in accordance with their current terms; (C) the issuance of shares of Company Common Stock pursuant to the Warrant in accordance with their current terms; and (D) the issuance of shares of Company Stock Options pursuant to the Company Stock Plan for up to 570,500 shares of Company Common Stock in accordance with Section 4.1(ii) of the Company Letter.
        amend its articles of incorporation or bylaws or other comparable charter or organizational documents;
        acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than assets acquired in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole;
        sell, lease, license, mortgage, encumber or otherwise dispose of any of its properties or assets, other than sales, leases or licenses of products or services in the ordinary course of business other than equipment financing for terms of not more than 24 months, not to exceed $100,000 in the aggregate;
        (A) incur any indebtedness for borrowed money or (B) guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other Person, other than indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or cash management activities carried on in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole, and except for advances to employees for travel and related business expenses consistent with Company policies and past practices;
        alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;
        enter into, adopt or amend any severance plan, agreement or arrangement, Company Plan or employment or consulting agreement, including, without limitation, the Company Stock Options;
        increase the compensation payable or to become payable to its directors, officers or employees or grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any current or former director or officer of the Company or any of its Subsidiaries, except, in case of employees other than directors or officers, as may be in the ordinary course of business consistent with the Company's past practice in connection with annual compensation reviews, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend or take action to enhance or accelerate any rights or benefits under, any labor, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee;
        knowingly violate or knowingly fail to perform any obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;
        make any change to accounting policies or procedures (other than actions required to be taken by GAAP);
        prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;
        make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;
        enter into, amend or terminate (a) any agreement or contract material to the Company and its Subsidiaries, taken as a whole, (b) any noncompetition agreement, (c) any agreement pursuant to which any third party is granted marketing, distribution, manufacturing or any other rights with respect to any Company product, services, processes or technology or (d) any OEM contract; or make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $1,000,000 (prior to February 28, 2001) or $1,500,000;
        except as provided in Section 5.15, waive or release any material right or claim, or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business consistent with past practice;
        initiate, settle or compromise any litigation or arbitration proceeding;
        accelerate or delay collection of any notes or accounts receivable generated by the Company in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;
        delay or accelerate payment of any account payable or other liability of the Company beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice; or
        authorize, recommend, or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
    No Solicitation.
      The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as hereafter defined), (ii) enter into any agreement with respect to any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that prior to the Stockholder Meeting, nothing contained in this Agreement shall prevent the Company or its Board of Directors from furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide written Takeover Proposal by such Person, if and only to the extent that (w) such Takeover Proposal would, if consummated, result in a transaction that would, in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with its financial advisors, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal") and, in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with its financial advisors, the Person making such Superior Proposal has the financial means to conclude such transaction, (x) the failure to take such action would in the reasonable good faith judgment of the Board of Directors of the Company, on the basis of the advice of the outside corporate counsel of the Company, violate the fiduciary duties of the Board of Directors of the Company to the Company's stockholders under applicable law, (y) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, such Board of Directors receives from such Person an executed confidentiality agreement with provisions not less favorable to the Company than those contained in the Non-Disclosure Agreement (as defined below) and (z) the Company shall have fully complied with this Section 4.2. For purposes of this Agreement, "Takeover Proposal" means any proposal or offer, or any expression of interest, by any Person other than Parent or Sub relating to the Company's willingness or ability to receive or discuss a proposal or offer for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in, a substantial portion of the voting securities of, or a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.
      The Company shall advise Parent orally (within one business day) and in writing (as promptly as practicable) of (i) any Takeover Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Takeover Proposal, (ii) the material terms of such Takeover Proposal and (iii) the identity of the Person making any such Takeover Proposal or inquiry. The Company will keep Parent fully informed of the status and details of any such Takeover Proposal or inquiry.
    Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Takeover Proposal or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

ARTICLE V
ADDITIONAL AGREEMENTS

    Stockholder Meeting. The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of stockholders (the "Stockholder Meeting ") for the purpose of considering the approval of this Agreement. The Company will, through its Board of Directors, recommend to its stockholders approval of this Agreement and shall use all reasonable efforts to solicit such approval by its stockholders and such Board of Directors shall not withdraw or modify, or propose to withdraw or modify in a manner adverse to Parent, such recommendation. The Company agrees to submit this Agreement to its stockholders for approval whether or not the Board of Directors of the Company determines at any time subsequent to the date hereof that this Agreement is no longer advisable and recommends that the stockholders of the Company reject it. The Company agrees to deliver to the holders of Company Preferred Stock all notices required to be delivered to them in connection with the Merger.
    Preparation of the Proxy Statement. As promptly as practicable after the date hereof, the Company shall prepare and deliver for review by Parent the Proxy Statement. As promptly as practicable after the completion of such review, the Company shall mail the Proxy Statement to its stockholders.
    Access to Information. The Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all of its employees, customers, properties, books, contracts, commitments and records (including, without limitation, the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent all information concerning its business, properties and personnel as the other may reasonably request. Parent shall afford to the accountants, counsel, financial advisors and other representatives of the Company reasonable access to the executive officers of Parent during normal business hours during the period from the date of this Agreement through the Effective Time. No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained pursuant to this Section 5.3 shall be kept confidential in accordance with the Non-Disclosure Agreement, dated May 30, 2000 between Parent and the Company (the "Non-Disclosure Agreement").
    Loan Relending. Prior to January 31, 2001, the Company may prepay, prior to the due date, a portion of the unpaid principal amount of the Note. Parent agrees that, if it receives a written notice from the Company during the Relending Period (as defined below), it will lend all or a portion of the amount so prepaid by the Company provided that, during the Relending Period, (i) the Company has executed such amendments to the Note and the Letter of Intent as Parent shall reasonably request in connection with such reborrowing and obtains and delivers to Parent any consents required for such amendments and (ii) no amount borrowed under the Note shall have become due and payable for any of the reasons set forth in Paragraph 4 of the Note.

    On February 28, 2001, the Company may borrow up to $5,000,000 under the Note subject to the terms and conditions of this Agreement and the Note. Parent agrees that, if it receives a written notice from the Company during the Relending Period, it will lend all or a portion of the amount by which $5,000,000 exceeds the amount so borrowed by the Company on February 28, 2001 provided that, during the Relending Period, (i) the Company has executed such amendments to the Note and the Letter of Intent as Parent shall reasonably request in connection with such borrowing and obtains and delivers to Parent any consents required for such amendments and (ii) no amount borrowed under the Note shall have become due and payable for any of the reasons set forth in Paragraph 4 of the Note.

    The "Relending Period" means the 30 day period commencing on the date on which this Agreement is terminated by Parent and the Company pursuant to Section 7.1(a) or by the Company pursuant to Section 7.1(b), 7.1(c) or 7.1(d); provided that such termination is not due to any breach by the Company of Section 4.2.
    Fees and Expenses.
      Except as provided in this Section 5.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses and all filing fees (including, without limitation, filing fees under the Securities Act) shall be divided equally between Parent and the Company.
      Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by Parent pursuant to Section 7.1(e) or Section 7.1(f), then, in each case, the Company shall (without prejudice to any other rights that Parent may have against the Company for a breach of this Agreement) pay to Parent a fee (the "Termination Fee ") of $5,400,000 in cash, such payment to be made promptly, but in no event later than five business days following such termination.
    Company Stock Options.
      At the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time shall become and represent an option to purchase that number of shares of Parent Common Stock determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio (as defined below) at an exercise price per share of Parent Common Stock (rounded up to the nearest cent) equal to the exercise price per share of Company Common Stock immediately prior to the Effective Time divided by the Exchange Ratio. Any fractional shares of Parent Common Stock resulting from the formula described in the foregoing sentence shall be rounded down to the nearest whole number. Except as otherwise expressly provided herein, each Company Stock Option shall remain subject to the terms and conditions of the applicable Company Stock Option. If, as of the date on which any Per Share Escrow Payment, Per Share Holdback Payment or Per Share Option Holdback Payment becomes payable, shares subject to such Company Stock Option have become vested, such payment shall be made in respect of such shares to the holder of such option as if such holder was a former Company Stockholder even if such option was not exercised at the time, and if, as of such date, shares subject to such Company Stock Option have not vested, such payment shall be made to the holder of such option as soon as practicable following, but only in the event of, the vesting thereof. Notwithstanding the foregoing, Parent may take any action or make any amendment to the Company Stock Options as Parent deems necessary or advisable so that the Company Stock Options which were intended to be incentive stock options (within the meaning of Section 422 of the Code) comply with the requirements of Section 424(a) of the Code; provided, however, that Parent may not reduce the value of the aggregate consideration to be paid to any holder of a Company Stock Option as provided herein.
      The Company (i) shall take all action necessary to implement the provisions of this Section 5.6, including, if necessary, amending the Company Stock Options pursuant to resolution by the Company's Board of Directors in form and substance satisfactory to Parent and, if necessary, obtaining the written consent of each holder of a Company Stock Option ("Option Holders") to such amendments in the form and substance satisfactory to Parent, and (ii) shall provide Parent with duly executed copies of such amendments and consents prior to the Effective Time. Prior to the Effective Time, the Company shall use its best efforts to obtain any other necessary consents or releases from the holders of Company Stock Options and to take any such other lawful action as may be necessary or appropriate to give effect to this Section 5.6.
      For purposes of this Section 5.6, the "Exchange Ratio" shall be determined by dividing the Per Share Cash Payment by the Per Share Parent Price. The "Per Share Parent Price" shall be the average per share closing price for Parent Common Stock as listed on The Nasdaq National Market for the ten trading days immediately prior to the Closing Date.
      For purposes of Section 1.14, Article VIII and the Indemnity Agreement, the term "Company Stockholders" shall also refer to the Option Holders.
      As soon as reasonably practicable after the Effective Time, Parent shall file a registration statement on Form S-8 with respect to Parent Common Stock subject to those Company Stock Options which may be registered pursuant thereto, or shall cause such Company Stock Options to be deemed to be issued pursuant to a Parent Stock Plan for which shares of Parent Common Stock have been previously registered pursuant to an appropriate registration from.
    Reasonable Best Efforts.
      Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, but not limited to using reasonable best efforts for the purpose of: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.
      Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.
      Notwithstanding anything to the contrary contained in this Agreement, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction, and neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries or that otherwise would have an adverse effect on Parent or the Company, in each of the foregoing cases in connection with this Agreement, the Merger or any of the agreements or other transactions contemplated hereby or thereby, including without limitation, or in connection with any filing or submission made by either Parent or the Company relating to the Merger or the agreements and other transactions contemplated hereby.
      Nothing contained in this Agreement, including without limitation this Section 5.7, shall limit or restrict Parent or any of its Subsidiaries from entering into or effecting any agreement relating to any other business combination, acquisition or merger and no such business combination, acquisition or merger shall be deemed to violate this Section 5.7 .
    Public Announcements. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with Nasdaq, and , in such case, the disclosing party will use its reasonable best efforts to consult with the other party prior to such disclosure.
    [Intentionally Omitted]
    State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby or in the Company Ancillary Agreements, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and \thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.
    Indemnification of Directors and Officers. For six years from and after the Effective Time, Parent shall indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Charter and the Company Bylaws for acts or omissions occurring at or prior to the Effective Time.
    Notification of Certain Matters. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The Company shall use its reasonable best efforts to give prompt notice to Parent of any change or event which would be reasonably likely to have a Material Adverse Effect on the Company. The delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
    Indemnity Agreement. No later than immediately prior to the Effective Time, the Company will cause the Stockholder Representatives to execute and deliver the Indemnity Agreement to Parent and the Indemnity Agent, with such changes thereto as may be requested by the Indemnity Agent that are acceptable to Parent and reasonably acceptable to the Company
    Conduct of Business During Holdback Period. After the Closing, the Parties agree that the Company's operations shall be conducted in a manner consistent with those practices set forth in Schedule 5.14.
    Equity Agreement. Prior to the Effective Time, the Company shall (i) prepay all amounts due under the Equity Agreements and the April Note so that such agreements and note are not outstanding immediately prior to the Effective Time, and (ii) shall cause each agreement listed on Schedule A or Schedule B to any Voting Agreement to be terminated, pursuant to agreements reasonably acceptable to Parent.

ARTICLE VI
CONDITIONS PRECEDENT TO THE MERGER

    Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:
      Stockholder Approval. This Agreement shall have been duly approved by the requisite vote of stockholders of the Company in accordance with applicable law, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer to such effect.
      No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.
      Consents. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal.
    Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:
      Performance of Obligations; Representations and Warranties. Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.
    Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:
      Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.
      Material Adverse Effect. Since the Balance Sheet Date through the Effective Time, there shall not have been any Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.
      Consents. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have, individually or in the aggregate, an adverse effect on Parent (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred. Further, the Company shall have obtained the consent or approval of each Person that is not a Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any material loan or credit agreement, note, mortgage, indenture, lease or other material agreement or instrument by which the Company or any of its Subsidiaries is bound.
      No Litigation or Injunction. There shall not be instituted or pending any suit, action or proceeding by any Governmental Entity relating to this Agreement, any of the Company Ancillary Agreements or Parent Ancillary Agreements or any of the transactions contemplated herein or therein. No action or proceeding shall have been commenced seeking any temporary restraining order, preliminary or permanent injunction or other order from any court of competent jurisdiction or seeking any other legal restraint or prohibition preventing the consummation of the Merger other than any of the foregoing which shall have been dismissed with prejudice.
      Ancillary Agreements. The Indemnity Agreement shall have been executed by the Stockholder Representatives and the Indemnity Agent and delivered to Parent and shall be in full force and effect.
      Employment Agreements. (i) Each of the executives listed in Section 6.3(f) of the Company Letter who are parties to an Employment Agreement (collectively, the "Employment Agreements") entered into between the Company and each such executive shall still be employed by the Company (ii) the Employment Agreements existing between such executives and the Company shall not have been amended, (iii) the Employment Agreements shall be in full force and effect and the Company shall not have waived any of its rights thereunder and (iv) there shall have been no assertion by any of the executives listed in clause (i) hereof or by the Company that any of the Employment Agreements, in whole or in part, is not effective or is in breach. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Secretary to such effect.
      Capital Structure Certificate. The Company shall have delivered a certificate of its Chief Executive Officer and its Chief Financial Officer setting forth all of the information that would have been required to have been included in Section 3.2(c) of the Company Letter if the Agreement were dated as of the Effective Time.
      Loan Reduction Amount Certificate. The Company shall have delivered a certificate of its Chief Financial Officer setting forth the calculation of the Loan Reduction Amount and providing evidence of such calculation in form and substance reasonably satisfactory to Parent.
      Dissenting Stockholders. The Dissenting Shares shall include (i) no shares of Company Preferred Stock and (ii) no more than five percent (5%) of the shares of Company Common Stock outstanding immediately prior to the Effective Time. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.
      FIRPTA Certificate. The Company shall have delivered, not more that 20 days prior to the Closing Date, a statement in accordance with Treas. Reg. §§ 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been, a "United States real property holding corporation" for purposes of Section 897 and 1445 of the Code, and neither Parent nor Sub shall have actual knowledge that such statement is false or receive a notice that the statement is false pursuant to Treas. Reg. § 1.445-4. The form of such statement is attached hereto as Exhibit C. In addition, the Company shall have delivered on the Closing Date the notification to the Internal Revenue Service, in accordance with the requirements pursuant to Treas. Reg. § 1.897-(h)(2), of delivery of the statement referred to in the preceding sentence, signed by a responsible corporate officer of the Company. The Company acknowledges that Parent may cause the Company to file such notification with the Internal Revenue Service on or after the Closing Date. The form of such notification is attached hereto as Exhibit D.
      Conversion of Securities. All securities, including, but not limited to the Warrant, convertible into shares of Company capital stock , other than options issued pursuant to the Company Stock Plan, shall have been converted in accordance with the terms thereof so that, immediately prior to the Effective Time, all shares issuable thereunder will have been issued.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent:
      by mutual written consent of Parent and the Company;
      by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within thirty business days following receipt by such other party of written notice from the non-breaching party of such failure to comply;
      by either Parent or the Company if there has been (i) a material breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party (in the case of Parent, including any breach by Sub) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within thirty business days following receipt by the breaching party from the non-breaching party of written notice of the breach;
      by Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on July 31, 2001; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;
      by Parent if the stockholders of the Company do not approve this Agreement at the Stockholder Meeting or at any adjournment or postponement thereof; or
      by Parent if (i) the Board of Directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have qualified, modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interest of the Company and its stockholders, or shall have resolved to do so, (ii) any Person (other than Parent or its Affiliates) acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Company Common Stock in breach of the Voting Agreement, (iii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Takeover Proposal or shall have resolved to do so or (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).

    The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

    Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 5.3 and the entirety of Section 5.5, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.
    Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
    Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and/or (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII
INDEMNIFICATION

    Indemnity Fund.
      Promptly after the Effective Time, Parent shall deposit 5.11% of the Purchase Price, rounded down to the nearest cent (the "Initial Indemnity Amount") with LaSalle Bank National Association (or another institution selected by Parent with the reasonable consent of the Company) as indemnity and escrow agent (the "Indemnity Agent"). Such deposit shall constitute the initial Indemnity Fund (as defined in the Indemnity Agreement) and shall be governed by the terms set forth herein and in the Indemnity Agreement. Any Holdback Escrow Amount shall be added to the Indemnity Fund. The Indemnity Fund shall be available to indemnify, hold harmless and reimburse any Parent Group Member from any Loss or Expense indemnifiable under this Article VIII and as provided in the Indemnity Agreement.
      Nothing in this Agreement shall limit the liability of the Company for any breach of any representation, warranty or covenant if this Agreement shall be terminated, provided that, subject to Section 1.5(f)(xviii)(6), resort to the Indemnity Fund shall be the exclusive remedy of the Parent Group Members for any such breaches and misrepresentations following the Effective Time other than for fraud.
      As used in this Agreement, (i) "Expense" means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals), (ii) "Loss" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges, and (iii) "Parent Group Members" means Parent and its Affiliates and their respective successors and assigns, including, after the Effective Time, the Surviving Corporation.
    Indemnification from Indemnity Fund.
      Subject to Section 8.1, from and after the Effective Time, each Parent Group Member shall be indemnified, held harmless and reimbursed from the Indemnity Fund from and against any and all Loss and Expense incurred by such Parent Group Member in connection with or arising from:
        any breach or failure to perform by the Company of any of its agreements, covenants or obligations in this Agreement; or
        any breach of any warranty or the inaccuracy of any representation of the Company contained in Article III or any certificate delivered by or on behalf of the Company pursuant to Article VI of this Agreement;

      provided, however, that the Indemnity Fund shall be used to indemnify and hold harmless hereunder with respect to the matters set forth in clause (ii) of this Section 8.2(a) (other than Sections 3.1, 3.2, 3.3, 3.9, 3.20, 3.28, the certificate delivered pursuant to Section 6.3(a) to the extent it relates to such Sections, and the certificates delivered pursuant to Sections 6.3(g), 6.3(h) and 6.3(i), as to which this proviso shall not apply) only in the event that the aggregate amount (without duplication) of Loss and Expense borne by the Parent Group Members with respect thereto exceeds $150,000, at which point this proviso shall no longer apply and the Parent Group Members shall be entitled to indemnification hereunder with respect to all such aggregate amount of Loss and Expense and any Loss or Expense incurred or suffered by them thereafter. Any payment pursuant to this Section 8.2 shall be made in the form of a transfer from the Indemnity Fund to the applicable Parent Group Member(s) pursuant to the Indemnity Agreement.

      The Company acknowledges that Parent and the Company have agreed that Parent will acquire all of the outstanding capital stock of the Company on a fully diluted basis in exchange for the Merger Consideration. The Company further acknowledges that the information set forth in the certificate delivered pursuant to Section 6.3(g) will be used as the basis for determining the Merger Consideration. In the event of any inaccuracy in the certificate delivered pursuant to Section 6.3(g), Parent will be entitled (but not obligated) to recalculate the Merger Consideration and receive an amount from the Indemnity Fund such that the aggregate merger consideration paid by Parent, Sub or the Surviving Corporation to the holders of equity interests in the Company (including, without limitation, holders of options) in connection with the Merger or the transactions contemplated hereby shall not exceed such consideration assuming information set forth in the certificate delivered pursuant to Section 6.3(g) was true and correct in all respects at the Effective Time.
      The indemnification provided for in this Article VIII shall terminate on the first day following eighteen full months after the Effective Time (and no claims shall be made by any Parent Group Member under this Section 8.2 thereafter), except that such indemnification shall continue as to any Loss or Expense in connection with which a Claim Notice is given in accordance with the requirements of Section 8.4 on or prior to the date such indemnification obligation would otherwise terminate in accordance with this Section 8.2, as to which the indemnification obligation hereunder shall continue until the liability to be satisfied from the Indemnity Fund shall have been determined pursuant to this Article VIII, and all Parent Group Members shall have been reimbursed out of the Indemnity Fund for such Loss or Expense in accordance with the terms hereof.
    Termination of Indemnity Fund. Upon termination of the indemnification obligations under this Article VIII and reimbursement of the Parent Group Members of Losses and Expenses payable in respect thereof hereunder, the Indemnity Fund shall terminate and shall be distributed in accordance with the Indemnity Agreement after payment of any amounts therefrom due to the Indemnity Agent.
    Notice and Determination of Claims.
      If any Parent Group Member wishes to make a claim for indemnification to be satisfied from the Indemnity Fund, such Parent Group Member (individually or collectively, the "Claiming Party") shall so notify the Indemnity Agent in writing (the "Claim Notice") of the facts giving rise to such claim for indemnification hereunder. The Claim Notice shall be accompanied by a certificate of the Claiming Party attesting to the Claiming Party's contemporaneous delivery of a duplicate copy of the Claim Notice to the Stockholder Representatives (as hereinafter defined). Such Claim Notice shall describe in reasonable detail (to the extent then known) the Loss or Expense and the method of computation of such Loss or Expense and contain a reference to the provisions of this Agreement in respect of which such Loss or Expense shall have occurred. If the Claiming Party is not Parent, the Claim Notice must be accompanied by a certificate from Parent confirming that the Claiming Party is a Parent Group Member. At the time of delivery of any Claim Notice to the Indemnity Agent, a duplicate copy of such Claim Notice shall be delivered by the Claiming Party to the Stockholder Representatives.
      Unless the Stockholder Representatives shall have delivered an Objection in accordance with Section 8.4(c), the Indemnity Agent shall, on the twentieth day (or such earlier day as the Stockholder Representatives shall authorize in writing to the Indemnity Agent) after receipt of a Claim Notice with respect to indemnification for a specified amount, deliver to Parent, for its account or for the account of each Parent Group Member named in the Claim Notice, such portion of the Indemnity Fund, valued in accordance with the Indemnity Agreement, with a value equal to the specified amount.
      Until the twentieth day following delivery of a Claim Notice, the Stockholder Representatives may deliver to the Indemnity Agent a written objection (an "Objection") to the claim made in such Claim Notice. At the time of delivery of any Objection to the Indemnity Agent, a duplicate copy of such Objection shall be delivered to the Claiming Party.
      Upon receipt of an Objection properly made, the Indemnity Agent shall (i) deliver to Parent, for its account or for the account of each Parent Group Member named in the Claim Notice, such portion of the Indemnity Fund, valued in accordance with the Indemnity Agreement, with a value equal to that portion of the amount subject to the Claim Notice, if any, which is not disputed by the Stockholder Representatives and (ii) designate and segregate out of the Indemnity Fund a portion thereof, valued in accordance with the Indemnity Agreement, with a value equal to the amount subject to the Claim Notice which is disputed by the Stockholder Representatives. Thereafter, the Indemnity Agent shall not dispose of such segregated portion of the Indemnity Fund until the Indemnity Agent shall have received a certified copy of the final decision of the arbitrators as contemplated by Section 8.5, or the Indemnity Agent shall have received a copy of the written agreement between the Claiming Party and the Stockholder Representatives resolving such dispute and setting forth the amount, if any, which such Claiming Party is entitled to receive. The Indemnity Agent will deliver to Parent, for its account or for the account of each Parent Group Member entitled to payment, such portion of the Indemnity Fund, valued in accordance with the Indemnity Agreement, with a value equal to the amount that the Claiming Party is entitled to receive as set forth in the arbitration decision after the expiration of ten (10) business days from the receipt of such decision or, in the event that the amount to which the Claiming Party is entitled is established pursuant to an agreement between the Claiming Party and the Stockholder Representatives, promptly after the Indemnity Agent's receipt of such agreement.
    Resolution of Conflicts; Arbitration.
      The Claiming Party shall deliver a written response to the Stockholder Representatives in respect of any Objection properly delivered by the Stockholder Representatives. If after twenty (20) days following delivery of such response there remains a dispute as to any claims, the Stockholder Representatives and the Claiming Party shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representatives and the Claiming Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both and shall be furnished to the Indemnity Agent. The Indemnity Agent shall be entitled to rely on any such memorandum and shall distribute the Parent Common Stock or other property from the Indemnity Fund in accordance with the terms thereof.
      If no such agreement can be reached after good faith negotiation, either the Claiming Party or the Stockholder Representatives may, by written notice to the other, demand arbitration of the matter unless the amount of the Loss or Expense is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Parent and the Stockholder Representatives shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in the related Claim Notice shall be binding, and conclusive, and notwithstanding anything in this Section 8.5, the Indemnity Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Indemnity Fund in accordance therewith.
      Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Chicago, Illinois under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.
    Stockholder Representatives.
      The "Stockholder Representatives" shall be Andy Y.T. Chan and Michael Rand, who may be replaced by the Company prior to the Effective Time. Each of the Stockholder Representatives shall be constituted and appointed as exclusive agent for and on behalf of the Company Stockholders to give and receive notices and communications, to authorize delivery to Parent Group Members' property from the Indemnity Fund in satisfaction of claims by Parent Group Members, to object to such deliveries to object to Parent's determination as to whether any Per Share Holdback Payment is payable to the Company Stockholders or as to the amount thereof, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims' determination, to incur expenses and retain counsel and to take all actions necessary or appropriate in the judgment of the Stockholder Representatives for the accomplishment of the foregoing. The Persons designated to serve as the Stockholder Representatives may be changed by the holders of a majority in interest of the Indemnity Fund from time to time upon not less than 10 days' prior written notice to Parent. No bond shall be required of the Stockholder Representatives, and the Stockholder Representatives shall receive no compensation for services. Any expenses incurred by the Stockholder Representatives in connection with their services hereunder shall be reimbursed from the Indemnity Fund upon presentation of appropriate expense documentation as and to the extent provided in Section 6 of the Indemnity Agreement.
      The Stockholder Representatives shall not be liable to the Company Stockholders for any act done or omitted hereunder or under the Indemnity Agreement as Stockholder Representatives while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the written advice of counsel shall be conclusive evidence of such good faith. The Company Stockholders shall severally indemnify the Stockholders Representatives and hold them harmless from and against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders Representatives and arising out of or in connection with the acceptance and administration of their duties hereunder.
      The Stockholder Representatives shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).
    Actions of the Stockholder Representatives. A decision, act, waiver, consent or instruction of the Stockholder Representatives shall constitute a decision of all Company Stockholders and shall be final, binding and conclusive upon each such Company Stockholder, and the Indemnity Agent and Parent may rely upon any decision, act, consent or instruction of any Stockholder Representatives as being the decision, act, consent or instruction of each and every such Company Stockholder. The Indemnity Agent and each Parent Group Member are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representatives. For purposes of this Agreement and the Indemnity Agreement any action by one of the then Stockholder Representatives shall be deemed to be the action of and binding upon all of the Stockholder Representatives.
    Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Indemnity Fund, Parent shall notify the Stockholder Representatives of such claim, and the Stockholder Representatives shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that Parent may not effect the settlement of any such claims without the consent of the Stockholder Representatives, which consent shall not be unreasonably withheld. In the event that the Stockholders Representatives have consented to any such settlement, the Stockholders Representatives shall have no power or authority to object under Section 8.4 or any other provision of this Article VIII to the amount paid in such settlement.

ARTICLE IX
GENERAL PROVISIONS

    Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate on the first anniversary of the Effective Time. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty made in this Agreement or in any instrument delivered pursuant to this Agreement after the date on which such representations and warranties terminate as set forth in this Section.
    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or on the business day received (or the next business day if received after 5 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
      if to Parent or Sub, to

      Tellabs, Inc.
      4951 Indiana Avenue
      Lisle, Illinois 60532
      Attention: General Counsel
      Facsimile No.: (630) 512-7293

      with a copy to:

      Sidley & Austin
      Bank One Plaza
      10 South Dearborn Street
      Chicago, Illinois 60603
      Attention: Imad I. Qasim
      Facsimile No.: (312) 853-7036
      if to the Company, to

      Future Networks, Inc.
      1750 Founder's Parkway, Suite 100
      Alpharetta, Georgia 30004
      Attention: Andy Y.T. Chan
      Facsimile No.: (770) 740-0606

      and

      Future Networks, Inc.
      1750 Founder's Parkway, Suite 100
      Alpharetta, Georgia 30004
      Attention: Michael Rand
      Facsimile No.: (770) 740-0606

      with a copy to:

      Powell, Goldstein, Frazer & Murphy LLP
      191 Peachtree Street, 16th Floor
      Atlanta, Georgia 30303
      Attention: Eliot W. Robinson
      Facsimile No.:(404) 572-6999

    Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."
    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
    Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Note and the Letter of Intent (other than Sections 1, 2, 3, 5, 6, 7, 8, 9 and 10 (except the last sentence of Section 10) thereof), which are hereby terminated) except as provided in the last sentence of Section 5.3, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 5.11 (which are expressly intended to benefit the directors and officers of the Company), is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. The parties agree that Section 4.1(ii), 4.1(vi)(A) and 4.2 constitute the No Shop Provisions in this Agreement referred to in Section 3 of the Letter of Intent. Without limiting any other provision in this Agreement, the parties further agree that the Company shall not borrow any amount pursuant to the Letter of Intent and the Note if such borrowing would cause the representations and warranties contained in Section 3.28 to be inaccurate at any time between the date hereof and the Effective Time.
    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, and except to the extent that the GBCC is applicable to the Merger and the Company.
    Assignment. Subject to Section 1.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.
    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.
    Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

TELLABS, INC.

 By: /s Brian J. Jackman
Name: Brian J. Jackman
Title: Executive Vice President

OMAHA MERGER CORP.

By: /s Brian J. Jackman
Name: Brian J. Jackman
Title: President

FUTURE NETWORKS, INC.

By: /s Andy Chan Yin Tung
Name: Andy Chan Yin Tung
Title: Chief Executive Officer

Schedule 5.14

1.The Company shall continue to purchase FN 110C, FN 110E, FN 110U, FN 100x and 77TCM2 products from Castlenet pursuant to the Castlenet Agreement (as defined below) as long as Castlenet meets agreed upon quality standards. Parent shall consider, taking into account the engineering and financial impact of its decision, whether to continue to subcontract for new products through Castlenet or through another third party subcontractor.

For purposes of the this Schedule 5.14, "Castlenet Agreement" means the Joint Development Agreement, entered into as of August 20, 1999, by and between the Company and Castlenet Technology, Inc., as amended by those Letters, dated as of November 15, 2000, by and between the Company and Castlenet Technology, Inc., as supplemented by that Letter, dated December 22, 2000, from the Company to Castlenet Technology, Inc.

2.During the twelve (12) months following the Effective Time (the "First Year Post-Closing"), with respect to the Company's pre-production prototypes and production activities (current production and design activities currently in process, including, but not limited to, the activities contemplated by Section 1.5(f) of the Agreement), Parent will primarily use a third party manufacturer, reasonably acceptable to the Company, to provide the following turnkey services:

  Material Sourcing and Procurement;
  Manufacturing Services (Process Engineering, Test Support, Product Support);
  Engineering Services (Test Engineering, Change Management);
  Order Delivery (Documentation, Shipment, Freight);
  Repair and Return; and
  Product Rework (Change Implementation).

With respect to such pre-production prototypes and production activities, during the First Year Post-Closing, the Company will be responsible for the following activities, which will be conducted in a manner similar to the Company's current practice:

  Initial test set (functional test station) and script;
  First tooling of the mechanical designs;
  UL, CE, FCC, EMC, DOCSIS, PacketCable and other related approvals and expenses;
  Providing technical input for customer documentation;
  PCB layout and mechanical designs;
  Supporting subcontractor test development efforts; and
  Supporting subcontractor change implementation efforts.

3.During the First Year Post-Closing, Parent and the Company will work together to integrate their processes to develop the capability to manufacture the Company's products at the Parent's facilities, taking into account the need to meet scheduled requirements.

4.During the First Year Post-Closing, the parties shall follow the following practices with respect to assembly of prototype modules (other than pre-production prototypes):

(i)The Company will notify Parent in writing of the "prototype required availability" date at least eight (8) weeks prior to such date.

(ii)The Company will deliver to Parent a preliminary BOM, in a spreadsheet format, for any prototype assembly a minimum of seven (7) weeks prior to the then anticipated start date of the prototype production run.

(iii)Upon receiving such preliminary BOM, the Company and Parent shall jointly resolve issues regarding part substitution, long lead time parts, problem parts, etc.

(iv)Parent will provide the Company with a proposal for execution of the prototype build within one (1) week of receiving the preliminary BOM.

(v)Based on the proposal presented by Parent, the Company will, in writing to Parent within one (1) week of receiving the proposal from Parent, either:

a)elect to have Parent build the prototypes as requested (including procurement of prototype material) within the anticipated timeframe; or

b)elect to have Parent provide prototype material to the Company, for the Company to provide to their selected prototype assembler.

(vi)Whether or not Parent is building the prototypes, the Company will provide to Parent a final BOM, in a spreadsheet format, for any prototype assembly two (2) weeks prior to the then anticipated start date of the prototype production run.

(vii)Whether or not Parent is building the prototypes, Parent will convert such BOM into the required input for purchasing by Parent, as necessary.

(viii)In accordance with the Company's requests, Parent will provide its reasonable best efforts to complete the assembly of prototypes within one (1) week from the start date of such assembly.

6.Between the Effective Time and January 1, 2002 or milestone completion, if earlier:

(i)The Company will be operated by senior management of the Company in accordance with the budget attached hereto as Annex A;

(ii) Parent will not sell or transfer all or substantially all of the assets or capital stock of the Company; and

(iii)Parent will not cause the Company to relocate outside the greater Atlanta, Georgia metropolitan area.

Annex A

Budget

Exhibit A

VOTING AGREEMENT

VOTING AGREEMENT, dated as of January ___, 2001 (this "Agreement"), by the undersigned stockholder (the "Stockholder") of Future Networks, Inc., a Georgia corporation (the "Company "), for the benefit of Tellabs, Inc., a Delaware corporation ("Parent").

RECITALS

WHEREAS, Parent, a direct wholly owned subsidiary of Parent ("Sub"), and the Company are entering into an Agreement and Plan of Merger, dated as of January ___, 2001 (the "Merger Agreement "), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of Common Stock, no par value, of the Company ("Company Common Stock"), and each issued and outstanding share of Preferred Stock, no par value, of the Company ("Company Preferred Stock") not owned directly or indirectly by Parent or the Company, will be converted into the merger consideration described therein;

WHEREAS, the Stockholder owns of record and/or holds stock options to acquire (whether or not vested) that number of shares of Company Common Stock and Company Preferred Stock appearing on the signature page hereof (such shares of Company Common Stock and Company Preferred Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder agree, and in order to induce Parent to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Stockholder agrees as follows:

1.Covenants of Stockholder. Until the termination of the Stockholder's obligations in accordance with Section 4, Stockholder agrees as follows:

(a)At the Stockholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

(b)The Stockholder shall not, nor shall the Stockholder permit any affiliate, director, officer, employee or other representative of the Stockholder to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

(c)The Stockholder shall cooperate with Parent to support and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by the Merger Agreement.

(d) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any Takeover Proposal (as defined in the Merger Agreement) or (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement.

(e)The Stockholder agrees not to (i) other than by operation of law, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the sale, transfer, pledge, assignment or other disposition of, the Subject Shares to any person other than Sub or Sub's designee or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection, directly or indirectly, with any Takeover Proposal.

(f)The Stockholder hereby agrees to enter into such agreements as the Company may request to terminate the obligations of the Company under each of the instruments listed on Schedules A and B to which such Stockholder is a party, effective immediately prior to the Effective Time notwithstanding any provisions of such instruments which would otherwise survive the termination thereof.

[NOTE: For the Voting Agreement to be executed by TI]

(g)The Stockholder agrees that, prior to the Effective Time (as defined in the Merger Agreement), the Stockholder will exercise the Warrant for Company Preferred Stock dated June 1, 2000 in accordance with the terms thereof so that, immediately prior to the Effective Time, all shares issuable thereunder will have been issued. Stockholder hereby waives its right pursuant to Section 1.2(f) of the Stockholders Agreement dated as of June 1, 2000 between the Company, Stockholder and the other stockholders of the Company named therein (the "Stockholders Agreement") to submit an Acquisition Proposal (as defined in the Stockholders Agreement) in response to the Merger Agreement and the transactions described therein. Nothing herein shall be deemed to waive Stockholder's rights under the Stockholders Agreement with respect to any other Acquisition Proposal that the Company may receive from any other third party, or from Parent that would materially reduce the consideration to be paid to the stockholders of the Company from the amount contemplated under the Merger Agreement.

[For the Voting Agreement to be executed by Hal Hollis]

(g) The Stockholder agrees that, prior to the Effective Time (as defined in the Merger Agreement), the Stockholder will consent to prepayment of the Promissory Note, dated May 14, 1999, made by the Company, payable to the order of Stockholder, in the original principal amount of $140,000.00 and the 4.75% Convertible Debenture, issued May 10, 1999, made by the Company, payable to the order of Stockholder, in the original principal amount of $10,000.00

[For the Voting Agreement to be executed by Andy Y.T. Chan]

(g) The Stockholder agrees that, prior to the Effective Time (as defined in the Merger Agreement), the Stockholder will consent to prepayment of the Promissory Note, dated April 26, 1999, made by the Company, payable to the order of Stockholder, in the original principal amount of $50,000.00 and the 4.75% Convertible Debenture, issued May 10, 1999, made by the Company, payable to the order of Stockholder, in the original principal amount of $150,000.00.

2.Representations and Warranties. The Stockholder represents and warrants to Parent as follows:

(a)The Stockholder is the record and beneficial owner of, and has good title to, the Subject Shares. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement except as set forth in Schedule A hereto, each of which shall terminate no later than immediately prior to the Effective Time.

(b)This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require the Stockholder to make or obtain any regulatory filing or approval.

3.Termination. The obligations of the Stockholder hereunder shall terminate upon the earlier of the termination of the Merger Agreement pursuant to Section 7.1 thereof or the Effective Time. No such termination shall relieve the Stockholder from any liability in connection with this Agreement incurred prior to such termination.

4.Further Assurances. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

5.Successors, Assigns and Transferees Bound. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

6.Remedies. The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Parent irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

7.Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

8.Amendment. This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Parent.

9.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.Capitalized Terms. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

11.Counterparts. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.No limitation on Actions of the Stockholder as Director. In the event the Stockholder is a director of the Company, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder's fiduciary duties as a director of the Company.

Name:

Number of shares of Company

Common Stock owned on the

date hereof: ____________

Number of shares of Company Preferred Stock owned on the

date hereof: ____________

Accepted and Agreed to

as of the date set forth above:

__________________

By:

Name:

Title:

SCHEDULE A

VOTING TRUSTS, PROXIES, AGREEMENTS, ARRANGEMENTS & RESTRICTIONS

Voting Agreement, dated as of August 20, 1999, by and among the Company, Castlenet Technology, Inc., Andy Y.T. Chan, Karen A. Collins, Tin T. Pham, Charles W. Thabault, Michael A. Rand and Harold A. Hollis.

Employee Shareholders' Agreement, made as of October 12, 2000, by and among the Company, Andy Y.T. Chan, Karen A. Collins, Tin T. Pham, Charles W. Thabault, Michael A. Rand and Harold A. Hollis.

Stockholders Agreement, dated as of June 1, 2000, among the Company, Texas Instruments Incorporated, Andy Chan, Karen Collins, Harold A. Hollis, Tin Pham, Michael A. Rand and Charles W. Thabault.

SCHEDULE B

OBLIGATIONS TO BE TERMINATED PRIOR TO EFFECTIVE TIME

Voting Agreement, dated as of August 20, 1999, by and among the Company, Castlenet Technology, Inc., Andy Y.T. Chan, Karen A. Collins, Tin T. Pham, Charles W. Thabault, Michael A. Rand and Harold A. Hollis.

Series A Preferred Stock Purchase Agreement dated as of June 1, 2000 between the Company and Texas Instruments Incorporated.

Stockholders Agreement, dated as of June 1, 2000, among the Company, Texas Instruments Incorporated, Andy Chan, Karen Collins, Harold A. Hollis, Tin Pham, Michael A. Rand and Charles W. Thabault.

Employee Shareholders' Agreement, made as of October 12, 2000, by and among the Company, Andy Y.T. Chan, Karen A. Collins, Tin T. Pham, Charles W. Thabault, Michael A. Rand and Harold A. Hollis.

Short Form Stock Purchase Agreement, dated June 2, 2000, by and between Corning Cable Systems LLC and the Company.

Exhibit B

INDEMNITY ESCROW AGREEMENT

This INDEMNITY ESCROW AGREEMENT (the "Indemnity Agreement"), is dated as of           , among Tellabs, Inc., a Delaware corporation ("Parent"), Andy Y.T. Chan and Michael Rand (the "Stockholder Representatives"), and LaSalle Bank National Association, a national banking association, as indemnity and escrow agent (the "Indemnity Agent").

W I T N E S S E T H:

WHEREAS, Future Networks, Inc., a Georgia corporation (the "Company"), Omaha Merger Corp., a Georgia corporation ("Sub"), and Parent are parties to that certain Agreement and Agreement and Plan of Merger, dated as of January ___, 2001 (the "Merger Agreement"), pursuant to which Sub shall be merged with and into the Company (the "Merger"), with the Company surviving as a wholly owned subsidiary of Parent (as such, the "Surviving Corporation");

WHEREAS, under the Merger Agreement all Parent Group Members (as defined in the Merger Agreement) shall be indemnified, held harmless and reimbursed as provided in Article VIII of the Merger Agreement;

WHEREAS, to ensure that funds will be available to indemnify, hold harmless and reimburse the Parent Group Members as required by Article VIII of the Merger Agreement, Section 8.1 of the Merger Agreement provides that in connection with the Merger, promptly after the Effective Time (as defined below) 5.11% of the Purchase Price (as defined in the Merger Agreement, rounded down to the nearest cent (the "Initial Indemnity Amount"), shall be deposited with the Indemnity Agent in an escrow account established pursuant to this Indemnity Agreement and held and subsequently disbursed in accordance with the terms of this Indemnity Agreement (such Initial Indemnity Amount, together with any Holdback Escrow Amount (as defined in the Merger Agreement, being herein collectively referred to as the "Indemnity Fund").

WHEREAS, the Merger Agreement provides for the Stockholder Representatives to act in accordance herewith in connection with this Indemnity Agreement and the indemnification obligations contained in the Merger Agreement; and

WHEREAS, the Indemnity Agent has agreed to hold the Indemnity Fund pursuant to the terms of this Indemnity Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

Section 1.Definitions.

Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. The term "Company Stockholder" shall also refer to the Option Holders for purpose of this Indemnity Agreement. In addition the following terms shall have the following meanings:

"Effective Time" means the date and time at which the Certificate of Merger is accepted for recording or such later time established by the Certificate of Merger.

"Stockholder Percentage" means, with respect to each Company Stockholder set forth on Annex A hereto, a percentage set forth opposite such person's name or Annex A, equaling (x) the number of shares of Company Common Stock held by such Company Stockholder plus the number of shares of Company Preferred Stock held by such Company Stockholder plus the number of shares of Company Common Stock subject to Company Stock Options held by such Company Stockholder divided by (y) ________ (the number of Fully Diluted Shares).

Section 2.Deposit and Use of Indemnity Fund.

a.Promptly after the Effective Time, the Initial Indemnity Amount shall be deposited by Parent in escrow with the Indemnity Agent. The Indemnity Agent shall establish a separate subaccount for each Company Stockholder (" Subaccount") and credit to such Subaccount an amount equal to the Stockholder Percentage multiplied by the Initial Indemnity Amount. The amount to be credited to each Subaccount for each Company Stockholder shall be provided to the Indemnity Agent in writing signed by Parent and one of the Stockholder Representatives.

b.Promptly after the determination that a Holdback Escrow Amount shall be withheld under the Merger Agreement, such Holdback Escrow Amount shall be deposited by Parent in escrow with the Indemnity Agent. The Indemnity Agent shall credit to the Subaccount of each Company Stockholder an amount equal to such Company Stockholder's Stockholder Percentage multiplied by the Holdback Escrow Amount. The amount to be credited to each Subaccount for each Company Stockholder shall be provided to the Indemnity Agent in writing signed by Parent and one of the Stockholder Representatives.

c.Immediately after receipt from Parent of the Initial Indemnity Amount or any Holdback Escrow Amount, the Indemnity Agent shall confirm to the Parent and the Stockholder Representatives such receipt in writing.

d.The Indemnity Agent agrees to hold, pay and disburse the Indemnity Fund and to act as Indemnity Agent in accordance with the terms, conditions and provisions of this Indemnity Agreement.

Section 3.Disposition of the Indemnity Fund.

a.Each Parent Group Member shall be entitled to receive payment directly from the Indemnity Agent out of the Indemnity Fund in the amount which, at any time and from time to time, such Parent Group Member is entitled to be indemnified, reimbursed and held harmless from the Indemnity Fund as provided in Article VIII of the Merger Agreement (including, without limitation, Sections 8.4 and 8.5 thereof), the terms of which are incorporated herein by reference and a copy of which is attached hereto as Annex B. Such amount shall be provided to the Indemnity Agent in writing in accordance with such Article VIII.

b.The Indemnity Agent shall not dispose of all or any portion of the Indemnity Fund other than as provided in this Indemnity Agreement.

Section 4.Payment and Valuation.

a.Payments, deliveries or designations from the Indemnity Fund made pursuant to any Claim Notice shall be made, on a Subaccount by Subaccount basis, first from any cash and second from any Permitted Investments. For purposes of such payment, delivery or designation, Permitted Investments shall be valued at the Current Market Value of such Permitted Investments as determined in accordance with Section 4(b) hereof. To the extent that any payment, delivery or designation is made pursuant to this Indemnity Agreement in the form of securities, such payment, delivery or designation shall be rounded to the nearest whole number of such securities, and no fractional securities shall be paid, delivered or designated.

b.The "Current Market Value" of any security, including any Permitted Investment, in the Indemnity Fund shall be the average of the closing prices of such security for each of the ten trading days immediately preceding such date. The closing price of any such security on any trading day shall be: (i) if such security is listed on a national market securities exchange or quoted in the NASDAQ National Market System, the last reported sale price, or if no sale occurred on that day the mean between the closing bid and asked prices, of such security on such exchange (or the principal exchange if listed on more than one) or in the NASDAQ National Market System, as the case may be, (ii) if such security is not listed or quoted as described in clause (i), the mean between the reported high bid and low asked prices of such security on such date as reported in the financial press or by the National Quotation Bureau Incorporated, or (ii) if neither clause (i) nor clause (ii) applies, the market value of such security on such day as determined in good faith by the Board of Directors of Parent. The Current Market Value of any security, other than the Dreyfus Treasury Cash Management Fund or a successor or similar fund, including any Permitted Investment, in the Indemnity Fund shall be provided to the Indemnity Agent in writing signed by Parent and one of the Stockholder Representatives.

c.Payments and deliveries pursuant to a Claim Notice shall be charged to and withdrawn from each Subaccount in proportion to the respective balances in each, unless the Indemnity Agent is restrained, enjoined or stayed by law or court order from withdrawing assets from a Subaccount, in which case the amount which would have been drawn from such Subaccount shall be allocated pro rata among and withdrawn from the remaining Subaccounts as to which the Indemnity Agent is not so restrained, enjoined or stayed.

Section 5.Delivery of Indemnity Fund Upon Termination.

a.On ________, 2002 [the first day after eighteen months full after the Effective Time], or earlier, if Parent so elects, in whole or in part, pursuant to Section 8.2(c) of the Merger Agreement in a written notice delivered to the Indemnity Agent and the Stockholder Representatives (the "Distribution Date"), the Indemnity Agent shall deliver to the Exchange Agent (or, if the agreement appointing the Exchange Agent shall then have terminated, to Parent) an amount (the "Distribution Amount")(specified in a written notice to the Indemnity Agent signed by Parent and one of the Stockholder Representatives) equal to (A) the amount remaining in the Indemnity Fund, less (B) any amount designated as subject to a Claim pursuant to such Claim Notice to the extent such Claim has not been resolved prior to such date, and less (C) any amount previously designated in writing by the Stockholder Representatives to the Indemnity Agent (with a copy delivered to Parent) as amounts that should be withheld to cover their expenses incurred in connection with their activities hereunder (to the extent (i) the Indemnity Agent shall then have received written notice from the Stockholder Representatives to such effect in accordance with Section 8(b) and (ii) the Indemnity Agent shall have not paid such amounts pursuant to Section 8(b)). Subject to Section 5(e), upon its receipt of a Distribution Notice, the Exchange Agent or Parent, as the case may be, shall disburse the Distribution Amount from each Subaccount to the Company Stockholder for which such Subaccount was established.

b.Any amounts retained in escrow after the Distribution Date shall be held by the Indemnity Agent and shall first be used to indemnify the Parent Group Members, subject to the terms and conditions of this Indemnity Agreement, and upon resolution and payment out of the Indemnity Fund of all pending Claims, any remaining amounts in escrow shall be transferred to the Stockholder Representatives with respect to out of pocket expenses incurred by them in connection with their activities hereunder (to the extent the Indemnity Agent shall then have received written notice from the Stockholder Representatives to such effect in accordance with Section 8(b) and shall not have already paid the Stockholder Representatives therefor), and any remaining amounts shall be distributed to the Exchange Agent (or, if the agreement appointing the Exchange Agent shall then have terminated, to Parent), who shall disburse such portion in the manner set forth in Section 5(a).

c.Upon distribution of any amount of the Indemnity Fund, the Indemnity Agent shall give the Exchange Agent or Parent, as the case may be, notice (a "Parent Notice") to such effect. Such notice shall be given to the following address, or to such other address as Parent may designate:

Tellabs, Inc.
4951 Indiana Avenue
Lisle, Illinois 60532
Attention: General Counsel

Upon distribution of the entire amount of the Indemnity Fund, this Indemnity Agreement shall be terminated.

d.At any time prior to final termination of this Indemnity Agreement, the Indemnity Agent shall, if so instructed in a writing signed by Parent and the Stockholder Representatives, release from the Indemnity Fund to Parent or the Exchange Agent, as directed, the portion of the Indemnity Fund specified in such writing.

e.Within fifteen business days of receipt of a Parent Notice, Parent shall provide written notice (the " Distribution Notice") to the Exchange Agent if the agreement appointing the Exchange Agent shall have not then terminated, providing the portion or percentage of each Company Stockholder's Subaccount, if any, that is attributable to Company Stock Options (as defined in the Merger Agreement) that, as of such date, are still outstanding but have not yet vested (the "Stockholder Holdback Percentage"). The Exchange Agent, pursuant to instructions signed by Parent and one of the Stockholder Representatives (or, if the agreement appointing the Exchange Agent shall have then terminated, Parent), shall subtract from amounts payable to the holder of each Company Stock Option pursuant to Section 1.5(c)(iii) an amount equal to the Stockholder Holdback Percentage multiplied by the balance in such Company Stockholder's Subaccount and pay such amount to Parent to be held and later paid pursuant to Section 5.6(a)(1) of the Merger Agreement.

f.Parent may provide the Indemnity Agent with the portion or percentage of each Company Stockholder's subaccount attributable to Forfeited Option Shares (as defined in the Merger Agreement) as of such date. The Indemnity Agent will, pursuant to instructions signed by Parent and one of the Stockholder Representatives, subtract from each Company Stockholder's Subaccount an amount (a "Forfeiture Amount") equal to the portion of such Subaccount that is attributable to Forfeited Option Shares and credit to each Company Stockholder's Subaccount an amount equal to the aggregate of all Forfeiture Amounts multiplied by such Company Stockholder's Stockholder Percentage; provided , however, that for purposes of this Section 5(f) each Company Stockholder's Stockholder Percentage shall be recalculated after subtracting from the numerator the number of Forfeited Option Shares held by such Company Stockholder and subtracting from the denominator the total amount of Forfeited Option Shares for all Company Stockholders.

g.All additions to or subtractions from any subaccount, and all payments from the Indemnity Fund pursuant to this Agreement, shall be rounded down to the nearest cent.

Section 6.Permitted Investments; Interest.

The Indemnity Agent is hereby authorized and directed to hold the Indemnity Fund in a segregated escrow account and to disburse such Indemnity Fund only in accordance with the terms of this Indemnity Agreement. From the date hereof until the date of disbursement of the Indemnity Fund pursuant to Section 5 of this Indemnity Agreement, the Indemnity Agent is authorized and directed to invest and reinvest the cash portion, if any, of the Indemnity Fund in any of the following investments (each a "Permitted Investment") in each case pursuant to joint instructions of the Parent and the Stockholder Representatives: (i) readily marketable obligations maturing within six (6) months after the date of acquisition thereof issued by the United States of America or any agency or instrumentality thereof; (ii) readily marketable obligations maturing within six (6) months after the date of acquisition thereof issued by any state or municipality within the United States of America, or any political subdivision, agency or instrumentality thereof, rated "A" or better by either Standard & Poor's Corporation or Moody's Investors Service Inc.; (iii) readily marketable commercial paper maturing within one hundred eighty (180) days after the date of issuance thereof which has the highest credit rating of either Standard & Poor's Corporation or Moody's Investors Service, Inc.; or (iv) 6 month certificates of deposit issued by any bank incorporated and doing business pursuant to the laws of the United States of America or any state thereof having combined capital and surplus of at least $500,000,000. In the event the Indemnity Agent does not receive joint instructions from Parent and the Stockholder Representatives to invest or reinvest the cash portion of the Indemnity Fund, the Indemnity Agent agrees to invest and reinvest such funds in the Dreyfus Treasury Cash Management Fund, or a successor or similar fund agreed to by Parent and the Stockholder Representatives in writing, which invests in direct obligations of, or obligations fully guaranteed as to principal and interest by the United States Government and repurchase agreements with respect to such securities. Permitted Investments and interest accruing on, and any profit resulting from, such investments shall be added to, and become a part of, the Indemnity Fund pursuant to this Indemnity Agreement and shall be allocated among the Subaccounts of the Company Stockholders based on the Permitted Investments credited to the Subaccount of each. For purposes of this Indemnity Agreement, "interest" on the Indemnity Fund shall include all proceeds thereof and investment earnings with respect thereto. All Permitted Investments shall be registered in the name of the Indemnity Agent. The Indemnity Agent shall have full power and authority to sell any and all Permitted Investments held by it under this Indemnity Agreement as necessary to make disbursements under this Indemnity Agreement, and may use its Bond Department to effect such sales. The Indemnity Agent, Parent, the Surviving Corporation and the Stockholder Representatives shall not be responsible for any unrealized profit or realized loss realized on such investments.

Section 7.Liability and Compensation of Indemnity Agent.

a.The duties and obligations of the Indemnity Agent hereunder shall be determined solely by the express provisions of this Indemnity Agreement, and no implied duties or obligations shall be read into this Indemnity Agreement against the Indemnity Agent. The Indemnity Agent shall, in determining its duties hereunder, be under no obligation to refer to any other documents between or among the parties related in any way to this Indemnity Agreement (except to the extent that this Indemnity Agreement specifically refers to or incorporates by reference provisions of any other document), it being specifically understood that the following provisions are accepted by all of the parties hereto. Parent shall indemnify and hold the Indemnity Agent harmless from and against any and all liability and expense which may arise out of any action taken or omitted by the Indemnity Agent in accordance with this Indemnity Agreement, except such liability and expense as may result from the gross negligence or willful misconduct of the Indemnity Agent. The reasonable costs and expenses of the Indemnity Agent to enforce its indemnification rights under this Section 7(a) shall also be paid by Parent. Parent shall be entitled to be reimbursed out of the Indemnity Fund for fifty percent (50%) of any amount that Parent is required to pay to the Indemnity Agent pursuant to this Section 7(a), payable in the manner set forth in Section 5 hereof. This right to indemnification shall survive the termination of this Indemnity Agreement and removal or resignation of the Indemnity Agent. With respect to any claims or actions against the Indemnity Agent which are indemnified by Parent under this Section 7, Parent shall have the right to retain sole control over the defense, settlement, investigation and preparation related to such claims or actions; provided that (i) the Indemnity Agent may employ its own counsel to defend such a claim or action if it reasonably concludes, based on the advice of counsel, that there are defenses available to it which are different from or additional to those available to Parent and (ii) neither Parent nor the Indemnity Agent shall settle or compromise any such claim or action without the consent of the other, which consent shall not be unreasonably withheld or delayed.

b.The Indemnity Agent shall not be liable to any person by reason of any error of judgment or for any act done or step taken or omitted by it, or for any mistake of fact or law or anything which it may do or refrain from doing in connection herewith unless caused by or arising out of its own gross negligence or willful misconduct.

c.The Indemnity Agent shall be entitled to rely on, and shall be protected in acting in reliance upon, any instructions or directions furnished to it in writing signed by both Parent and one of the then Stockholder Representatives pursuant to any provision of this Indemnity Agreement and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it by any Parent Group Member or the Stockholder Representatives, and believed by the Indemnity Agent to be genuine and to have been signed and presented by the proper party or parties. In performing its obligations hereunder, the Indemnity Agent may consult with counsel to the Indemnity Agent and shall be entitled to rely on, and shall be protected in acting in reliance upon, the advice or opinion of such counsel.

d.The Indemnity Agent shall be entitled to the compensation set forth in Exhibit A hereto for the performance of services by the Indemnity Agent hereunder for each year or portion thereof that any portion of the Indemnity Fund remains in escrow and shall be reimbursed for reasonable costs and expenses incurred by it in connection with the performance of such services (such fees, costs and expenses are hereinafter referred to as the "Indemnity Agent's Compensation"). The Indemnity Agent shall render statements to Parent setting forth in detail the Indemnity Agent's Compensation and the basis upon which the Indemnity Agent's Compensation was computed. The Indemnity Agent's Compensation shall be paid by Parent. To the extent Indemnity Agent's Compensation is not paid by Parent, the foregoing shall be paid from the Indemnity Fund after written notice from the Indemnity Agent to Parent. Parent shall be entitled to be reimbursed out of the Indemnity Fund for fifty percent (50%) of any amount that Parent is required to pay to the Indemnity Agent pursuant to such reimbursement obligation, payable in the manner set forth in Section 4 hereof.

e.The Indemnity Agent may resign at any time by giving thirty (30) business days written notice to Parent and the Stockholder Representatives; provided that such resignation shall not be effective unless and until a successor Indemnity Agent has been appointed and accepts such position pursuant to the terms of this Section 7. In such event, Parent and the Stockholder Representatives shall appoint a successor Indemnity Agent or, if Parent and the Stockholder Representatives are unable to agree upon a successor Indemnity Agent within thirty (30) business days after such notice, the Indemnity Agent shall be entitled to (i) appoint its own successor, provided that such successor is a reputable national banking association or (ii) at the equal expense of Parent and the Stockholder Representatives, petition any court of competent jurisdiction for the appointment of a successor Escrow Agent. Such appointment, whether by Parent and the Stockholder Representatives, on the one hand, or the Indemnity Agent, on the other hand, shall be effective on the effective date of the aforesaid resignation (the "Indemnity Transfer Date"). On the Indemnity Transfer Date, all right title and interest to the Indemnity Fund, including interest thereon, shall be transferred to the successor Indemnity Agent and this Indemnity Agreement shall be assigned by the Indemnity Agent to such successor Indemnity Agent, and thereafter, the resigning Indemnity Agent shall be released from any further obligations hereunder. The Indemnity Agent shall be paid any outstanding fees and expenses prior to transferring assets to a successor indemnity agent. The Indemnity Agent shall continue to serve until its successor is appointed, accepts the Indemnity Agreement and receives the transferred Indemnity Fund.

f.The Indemnity Agent shall not have any right, claim or interest in any portion of the Indemnity Fund except in its capacity as Indemnity Agent hereunder.

g.It is understood and agreed that in the event any disagreement among Parent and the Stockholder Representatives results in adverse claims or demands being made in connection with the Indemnity Fund, or in the event the Indemnity Agent in good faith is in doubt as to what action it should take hereunder, the Indemnity Agent shall retain the Indemnity Fund until the Indemnity Agent shall have received (i) an enforceable final order of a court of competent jurisdiction which is not subject to further appeal directing delivery of the Indemnity Fund or (ii) a written agreement executed by Parent and the Stockholder Representatives directing delivery of the Indemnity Fund, in which event Indemnity Agent shall disburse the Indemnity Fund in accordance with such order or agreement. Any court order referred to in clause (i) immediately above shall be accompanied by a legal opinion of counsel for the presenting party satisfactory to the Indemnity Agent to the effect that said court order or judgment is final and enforceable and is not subject to further appeal. The Indemnity Agent shall act on such court order and legal opinion without further question.

h.In no event shall the Indemnity Agent be liable in connection with this Indemnity Agreement for any special, indirect or consequential loss or damage of any kind whatsoever, even if the Indemnity Agent has been previously advised of such loss or damage.

i.The Indemnity Agent shall provide Parent and the Stockholder Representatives with such information and assistance as may be requested from time to time to carry out any of the calculations contemplated hereby to be performed by Parent.

Section 8.Stockholder Representatives.

a.Pursuant to the Merger Agreement, the Stockholder Representatives shall act as agents of the Company Stockholders and are entitled to give and receive notices and communications, to authorize delivery to the Parent Group Members of the cash or other property from the Indemnity Fund in satisfaction of claims by the Parent Group Members, to object to such deliveries in accordance with the terms of this Indemnity Agreement, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representatives for the accomplishment of the foregoing. The persons designated to be Stockholders Representatives may be changed in accordance with the provisions set forth in the Merger Agreement.

b.From time to time, but at least five (5) days prior to the Distribution Date, the Stockholder Representatives shall deliver notice to the Indemnity Agent and Parent setting forth the amount of the reasonable expenses incurred by the Stockholder Representatives in connection with their duties under the Merger Agreement and hereunder (the " Stockholder Representatives' Expenses"), which expenses shall be reimbursed from the Indemnity Fund (x) promptly following receipt of such notice, until such reimbursements equal $250,000 in total, and (y) thereafter in accordance with the provision of Section 5(b) hereof.

c.Neither Parent, any Parent Group Member nor the Indemnity Agent shall be responsible or liable for any acts or omissions of any Stockholder Representative in such Stockholder Representative's capacity as such, and each of them may rely on any action or writing any Stockholder Representative as being binding on all Stockholder Representatives for all purposes.

d.A decision, act, consent or instruction of the Stockholder Representatives shall constitute a decision of all Company Stockholders for whom amounts otherwise payable to them are deposited in the Indemnity Fund and shall be final, binding and conclusive upon each such Company Stockholder, and the Indemnity Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholder Representatives as being the decision, act, consent or instruction of each and every such Company Stockholder. The Indemnity Agent and each Parent Group Member are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representatives. For purposes of this Indemnity Agreement any action by one of the then Stockholder Representatives shall be deemed to be the action of and binding upon all of the Stockholder Representatives.

Section 9.Taxes.

All dividends, distributions, interest and gains earned or realized on the Indemnity Fund ("Earnings") and credited to a Subaccount shall be accounted for by the Indemnity Agent separately from the Indemnity Fund and, notwithstanding any provisions of this Agreement, shall be treated as having been received by the Company Stockholders to whose Subaccount the Earnings are credited for tax purposes. Annex A hereto sets forth a list of each Company Stockholder's address and Taxpayer Identification Number. The Indemnity Agent annually shall file information returns with the United States Internal Revenue Service and payee statements with the Company Stockholders, documenting such Earnings. The Company Stockholders shall provide to the Indemnity Agent all forms and information necessary to complete such information returns and payee statements (including, without limitation, Internal Revenue Service Forms W-8BEN or W-9, as applicable). In the event the Indemnity Agent becomes liable for the payment of taxes, including withholding taxes, relating to Earnings or any payment made hereunder, the Indemnity Agent may deduct such taxes from the Indemnity Fund. The Indemnity Agent shall have no obligation to prepare or file any other tax returns, nor to pay any taxes or estimated taxes.

Section 10.Representations and Warranties.

a.Each of Parent and the Indemnity Agent represents and warrants to each of the other parties hereto that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation; that it has the power and authority to execute and deliver this Indemnity Agreement and to perform its obligations hereunder; that the execution, delivery and performance of this Indemnity Agreement by it has been duly authorized and approved by all necessary action; that this Indemnity Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and that the execution, delivery and performance of this Indemnity Agreement by it will not result in a breach of or loss of rights under or constitute a default under or a violation of any trust (constructive or other), agreement, judgment, decree, order or other instrument to which it is a party or it or its properties or assets may be bound.

b.Each Stockholder Representative represents to each of the other parties hereto that he has the power and authority to execute and deliver this Indemnity Agreement and to perform his obligations hereunder; that this Indemnity Agreement constitutes his legal, valid and binding obligation, enforceable against him in accordance with its terms; and that the execution, delivery and performance of this Indemnity Agreement by him will not result in a breach of or loss of rights under or constitute a default under or a violation of any trust (constructive or other), agreement, judgment, decree, order or other instrument to which he is a party or his properties or assets may be bound.

Section 11.Benefit; Successor and Assigns.

This Indemnity Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but shall not be assignable by any party hereto without the written consent of all of the other parties hereto; provided, however, that Parent may assign its rights and delegate its obligations hereunder to any successor corporation in the event of a merger, consolidation or transfer or sale of all or substantially all of Parent's stock or assets and that the Indemnity Agent may assign its rights hereunder to a successor Indemnity Agent appointed hereunder. Except for the persons specified in the preceding sentence, this Indemnity Agreement is not intended to confer on any person not a party hereto any rights or remedies hereunder.

Section 12.Termination.

a.This Indemnity Agreement may be terminated prior to the Effective Time on the occurrence of either the following events:

i.the mutual written agreement of each of the parties hereto;

ii.the termination of the Merger Agreement.

b.Following the Effective Time, this Indemnity Agreement may only be terminated following the delivery of all amounts held in the Indemnity Fund and the delivery of notice by the Indemnity Agent as contemplated by Section 5(c) hereof.

Section 13.Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given when actually received and shall be given by a nationally recognized overnight courier delivery service, certified first class mail or by facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Indemnity Agent:

LaSalle Bank National Association
135 South LaSalle Street, Suite 1960
Chicago, Illinois 60603
Attention: [ ]
Facsimile No.: (312) 904-2236
Telephone No.: (312) 904-[ ]

If to Parent or any Parent Group Member, to it at:

Tellabs, Inc.
4951 Indiana Avenue
Lisle, Illinois 60532
Attention: General Counsel
Facsimile No.: (630) 512-7293
Telephone No.: (630) 512-7193

With copy to:

Sidley & Austin
Bank One Plaza
10 South Dearborn Street
Chicago, IL 60603
Attention: Imad I. Qasim
Facsimile No.:(312) 853-7036
Telephone No.: (312) 853-7094

If to the Stockholder Representatives:

Andy Y.T. Chan
_____________________
_____________________
Facsimile No.:(___) ___-____
Telephone No.:(___) ___-____

and

Michael Rand
_____________________
_____________________
Facsimile No.:(___) ___-____
Telephone No.:(___) ___-____

With copy to:

Powell, Goldstein, Frazer & Murphy LLP
191 Peachtree Street
16th Floor
Atlanta, Georgia 30303
Attention: Eliot W. Robinson
Telephone No.: (404) 572-6785

or such other address as the Indemnity Agent, Parent or the Stockholder Representatives, as the case may be, shall designate in writing to the parties hereto; provided that the Stockholder Representatives may not specify more than one address at any time.

Section 14.Governing Law.

This Indemnity Agreement shall be governed by and construed in accordance with the laws (as opposed to conflicts of law provisions) of the State of Illinois.

Section 15.Counterparts.

This Indemnity Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 16.Headings.

The section headings contained in this Indemnity Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Indemnity Agreement.

Section 17.Partial Invalidity.

Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective in the jurisdiction involved to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 18.Entire Agreement; Modification and Waiver.

This Indemnity Agreement and the Merger Agreement embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements and understandings relating to the subject matter hereof. Notwithstanding the preceding sentence, the parties hereto acknowledge that the Indemnity Agent is not a party to nor is it bound by the Merger Agreement. No amendment, modification or waiver of this Indemnity Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification or waiver is sought. No course of dealing between the parties to this Indemnity Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Indemnity Agreement. No delay by any party to or any beneficiary of this Indemnity Agreement in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any party to or any beneficiary of this Indemnity Agreement of any such right or remedy shall preclude any other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

IN WITNESS WHEREOF, the parties hereto have duly executed this Indemnity Agreement as of the date first above written.

LASALLE BANK NATIONAL ASSOCIATION,
as Indemnity Agent
By: _______________________________
Its: ______________________________
TELLABS, INC.
By: _______________________________
Its:_______________________________

ANDY Y.T. CHAN,
as Stockholder Representative

MICHAEL RAND,
as Stockholder Representative

EXHIBIT A

ESCROW AGENT

SCHEDULE OF FEES

Acceptance Fee:$ 500.00

Annual Administration Fee:$ 2,500.00*

The Acceptance and first year's Annual Administration Fees are due upon execution of the Escrow Agreement.

*Should the Escrow Account remain open for less than a full year after an initial twelve-month period, the Administration Fee will be prorated on a six-month basis.

Any investment transaction not in a money market fund or the Dreyfus Treasury Cash Management Fund or successor or similar fund will incur a $100.00 per transaction fee. The parties to the agreement understand and agree that LaSalle may receive certain revenue in the form of 12b-1 or shareholder servicing fees on certain mutual fund investments. Such fees are disclosed in the prospectus for any such fund. These fees are paid to LaSalle directly from the mutual fund provider and are not fees paid by the parties to the Agreement.

All out-of-pocket expenses will be billed at our cost. Out-of-pocket expenses include, but are not limited to, professional services (e.g. legal or accounting), travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), and copying charges.

ANNEX A
Company Stockholder	Stockholder Percentage

Name

Address

Taxpayer Identification Number

ANNEX B

ARTICLE VIII

INDEMNIFICATION
      Indemnity Fund.
        Promptly after the Effective Time, Parent shall deposit 5.11% of the Purchase Price, rounded down to the nearest cent (the "Initial Indemnity Amount") with LaSalle Bank National Association (or another institution selected by Parent with the reasonable consent of the Company) as indemnity and escrow agent (the "Indemnity Agent "). Such deposit shall constitute the initial Indemnity Fund (as defined in the Indemnity Agreement) and shall be governed by the terms set forth herein and in the Indemnity Agreement. Any Holdback Escrow Amount shall be added to the Indemnity Fund. The Indemnity Fund shall be available to indemnify, hold harmless and reimburse any Parent Group Member from any Loss or Expense indemnifiable under this Article VIII and as provided in the Indemnity Agreement.
        Nothing in this Agreement shall limit the liability of the Company for any breach of any representation, warranty or covenant if this Agreement shall be terminated, provided that, subject to Section 1.5(f)(xviii)(6), resort to the Indemnity Fund shall be the exclusive remedy of the Parent Group Members for any such breaches and misrepresentations following the Effective Time other than for fraud.
        As used in this Agreement, (i) "Expense" means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals), (ii) "Loss" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges, and (iii) "Parent Group Members" means Parent and its Affiliates and their respective successors and assigns, including, after the Effective Time, the Surviving Corporation.
      Indemnification from Indemnity Fund.
        Subject to Section 8.1, from and after the Effective Time, each Parent Group Member shall be indemnified, held harmless and reimbursed from the Indemnity Fund from and against any and all Loss and Expense incurred by such Parent Group Member in connection with or arising from:
          any breach or failure to perform by the Company of any of its agreements, covenants or obligations in this Agreement; or
          any breach of any warranty or the inaccuracy of any representation of the Company contained in Article III or any certificate delivered by or on behalf of the Company pursuant to Article VI of this Agreement;

          provided, however, that the Indemnity Fund shall be used to indemnify and hold harmless hereunder with respect to the matters set forth in clause (ii) of this Section 8.2(a) (other than Sections 3.1, 3.2, 3.3, 3.9, 3.20, 3.28, the certificate delivered pursuant to Section 6.3(a) to the extent it relates to such Sections, and the certificates delivered pursuant to Sections 6.3(g), 6.3(h) and 6.3(i), as to which this proviso shall not apply) only in the event that the aggregate amount (without duplication) of Loss and Expense borne by the Parent Group Members with respect thereto exceeds $150,000, at which point this proviso shall no longer apply and the Parent Group Members shall be entitled to indemnification hereunder with respect to all such aggregate amount of Loss and Expense and any Loss or Expense incurred or suffered by them thereafter. Any payment pursuant to this Section 8.2 shall be made in the form of a transfer from the Indemnity Fund to the applicable Parent Group Member(s) pursuant to the Indemnity Agreement.
        The Company acknowledges that Parent and the Company have agreed that Parent will acquire all of the outstanding capital stock of the Company on a fully diluted basis in exchange for the Merger Consideration. The Company further acknowledges that the information set forth in the certificate delivered pursuant to Section 6.3(g) will be used as the basis for determining the Merger Consideration. In the event of any inaccuracy in the certificate delivered pursuant to Section 6.3(g), Parent will be entitled (but not obligated) to recalculate the Merger Consideration and receive an amount from the Indemnity Fund such that the aggregate merger consideration paid by Parent, Sub or the Surviving Corporation to the holders of equity interests in the Company (including, without limitation, holders of options) in connection with the Merger or the transactions contemplated hereby shall not exceed such consideration assuming information set forth in the certificate delivered pursuant to Section 6.3(g) was true and correct in all respects at the Effective Time.
        The indemnification provided for in this Article VIII shall terminate on the first day following eighteen full months after the Effective Time (and no claims shall be made by any Parent Group Member under this Section 8.2 thereafter), except that such indemnification shall continue as to any Loss or Expense in connection with which a Claim Notice is given in accordance with the requirements of Section 8.4 on or prior to the date such indemnification obligation would otherwise terminate in accordance with this Section 8.2, as to which the indemnification obligation hereunder shall continue until the liability to be satisfied from the Indemnity Fund shall have been determined pursuant to this Article VIII, and all Parent Group Members shall have been reimbursed out of the Indemnity Fund for such Loss or Expense in accordance with the terms hereof.
      Termination of Indemnity Fund. Upon termination of the indemnification obligations under this Article VIII and reimbursement of the Parent Group Members of Losses and Expenses payable in respect thereof hereunder, the Indemnity Fund shall terminate and shall be distributed in accordance with the Indemnity Agreement after payment of any amounts therefrom due to the Indemnity Agent.
      Notice and Determination of Claims.
        If any Parent Group Member wishes to make a claim for indemnification to be satisfied from the Indemnity Fund, such Parent Group Member (individually or collectively, the "Claiming Party") shall so notify the Indemnity Agent in writing (the "Claim Notice") of the facts giving rise to such claim for indemnification hereunder. The Claim Notice shall be accompanied by a certificate of the Claiming Party attesting to the Claiming Party's contemporaneous delivery of a duplicate copy of the Claim Notice to the Stockholder Representatives (as hereinafter defined). Such Claim Notice shall describe in reasonable detail (to the extent then known) the Loss or Expense and the method of computation of such Loss or Expense and contain a reference to the provisions of this Agreement in respect of which such Loss or Expense shall have occurred. If the Claiming Party is not Parent, the Claim Notice must be accompanied by a certificate from Parent confirming that the Claiming Party is a Parent Group Member. At the time of delivery of any Claim Notice to the Indemnity Agent, a duplicate copy of such Claim Notice shall be delivered by the Claiming Party to the Stockholder Representatives.
        Unless the Stockholder Representatives shall have delivered an Objection in accordance with Section 8.4(c), the Indemnity Agent shall, on the twentieth day (or such earlier day as the Stockholder Representatives shall authorize in writing to the Indemnity Agent) after receipt of a Claim Notice with respect to indemnification for a specified amount, deliver to Parent, for its account or for the account of each Parent Group Member named in the Claim Notice, such portion of the Indemnity Fund, valued in accordance with the Indemnity Agreement, with a value equal to the specified amount.
        Until the twentieth day following delivery of a Claim Notice, the Stockholder Representatives may deliver to the Indemnity Agent a written objection (an "Objection") to the claim made in such Claim Notice. At the time of delivery of any Objection to the Indemnity Agent, a duplicate copy of such Objection shall be delivered to the Claiming Party.
        Upon receipt of an Objection properly made, the Indemnity Agent shall (i) deliver to Parent, for its account or for the account of each Parent Group Member named in the Claim Notice, such portion of the Indemnity Fund, valued in accordance with the Indemnity Agreement, with a value equal to that portion of the amount subject to the Claim Notice, if any, which is not disputed by the Stockholder Representatives and (ii) designate and segregate out of the Indemnity Fund a portion thereof, valued in accordance with the Indemnity Agreement, with a value equal to the amount subject to the Claim Notice which is disputed by the Stockholder Representatives. Thereafter, the Indemnity Agent shall not dispose of such segregated portion of the Indemnity Fund until the Indemnity Agent shall have received a certified copy of the final decision of the arbitrators as contemplated by Section 8.5, or the Indemnity Agent shall have received a copy of the written agreement between the Claiming Party and the Stockholder Representatives resolving such dispute and setting forth the amount, if any, which such Claiming Party is entitled to receive. The Indemnity Agent will deliver to Parent, for its account or for the account of each Parent Group Member entitled to payment, such portion of the Indemnity Fund, valued in accordance with the Indemnity Agreement, with a value equal to the amount that the Claiming Party is entitled to receive as set forth in the arbitration decision after the expiration of ten (10) business days from the receipt of such decision or, in the event that the amount to which the Claiming Party is entitled is established pursuant to an agreement between the Claiming Party and the Stockholder Representatives, promptly after the Indemnity Agent's receipt of such agreement.
      Resolution of Conflicts; Arbitration.
        The Claiming Party shall deliver a written response to the Stockholder Representatives in respect of any Objection properly delivered by the Stockholder Representatives. If after twenty (20) days following delivery of such response there remains a dispute as to any claims, the Stockholder Representatives and the Claiming Party shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representatives and the Claiming Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both and shall be furnished to the Indemnity Agent. The Indemnity Agent shall be entitled to rely on any such memorandum and shall distribute the Parent Common Stock or other property from the Indemnity Fund in accordance with the terms thereof.
        If no such agreement can be reached after good faith negotiation, either the Claiming Party or the Stockholder Representatives may, by written notice to the other, demand arbitration of the matter unless the amount of the Loss or Expense is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Parent and the Stockholder Representatives shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in the related Claim Notice shall be binding, and conclusive, and notwithstanding anything in this Section 8.5, the Indemnity Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Indemnity Fund in accordance therewith.
        Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Chicago, Illinois under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.
      Stockholder Representatives.
        The "Stockholder Representatives" shall be Andy Y.T. Chan and Michael Rand, who may be replaced by the Company prior to the Effective Time. Each of the Stockholder Representatives shall be constituted and appointed as exclusive agent for and on behalf of the Company Stockholders to give and receive notices and communications, to authorize delivery to Parent Group Members' property from the Indemnity Fund in satisfaction of claims by Parent Group Members, to object to such deliveries to object to Parent's determination as to whether any Per Share Holdback Payment is payable to the Company Stockholders or as to the amount thereof, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims' determination, to incur expenses and retain counsel and to take all actions necessary or appropriate in the judgment of the Stockholder Representatives for the accomplishment of the foregoing. The Persons designated to serve as the Stockholder Representatives may be changed by the holders of a majority in interest of the Indemnity Fund from time to time upon not less than 10 days' prior written notice to Parent. No bond shall be required of the Stockholder Representatives, and the Stockholder Representatives shall receive no compensation for services. Any expenses incurred by the Stockholder Representatives in connection with their services hereunder shall be reimbursed from the Indemnity Fund upon presentation of appropriate expense documentation as and to the extent provided in Section 6 of the Indemnity Agreement.
        The Stockholder Representatives shall not be liable to the Company Stockholders for any act done or omitted hereunder or under the Indemnity Agreement as Stockholder Representatives while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the written advice of counsel shall be conclusive evidence of such good faith. The Company Stockholders shall severally indemnify the Stockholders Representatives and hold them harmless from and against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders Representatives and arising out of or in connection with the acceptance and administration of their duties hereunder.
        The Stockholder Representatives shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).
      Actions of the Stockholder Representatives. A decision, act, waiver, consent or instruction of the Stockholder Representatives shall constitute a decision of all Company Stockholders and shall be final, binding and conclusive upon each such Company Stockholder, and the Indemnity Agent and Parent may rely upon any decision, act, consent or instruction of any Stockholder Representatives as being the decision, act, consent or instruction of each and every such Company Stockholder. The Indemnity Agent and each Parent Group Member are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representatives. For purposes of this Agreement and the Indemnity Agreement any action by one of the then Stockholder Representatives shall be deemed to be the action of and binding upon all of the Stockholder Representatives.
      Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Indemnity Fund, Parent shall notify the Stockholder Representatives of such claim, and the Stockholder Representatives shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that Parent may not effect the settlement of any such claims without the consent of the Stockholder Representatives, which consent shall not be unreasonably withheld. In the event that the Stockholders Representatives have consented to any such settlement, the Stockholders Representatives shall have no power or authority to object under Section 8.4 or any other provision of this Article VIII to the amount paid in such settlement.

Exhibit C

CERTIFICATION TO PARENT UNDER

FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT

[DATE: do not date more than 20 days before Closing]

Tellabs, Inc.
4951 Indiana Avenue
Lisle, Illinois 60532
Attention: General Counsel

Ladies and Gentlemen:

In connection with the merger of Omaha Merger Corp., a Georgia corporation ("Sub") and a direct wholly owned subsidiary of Tellabs, Inc., a Delaware corporation ("Parent"), with and into Future Networks, Inc., a Georgia corporation (the "Company") , pursuant to an Agreement and Plan of Merger dated as of January ___, 2001, (the "Agreement"), Parent and Sub have requested a statement from the Company pursuant to Treas. Reg. §§ 1.897-2(h) and 1.1445-2(c)(3) certifying that the Company is not, and has not been, a "United States real property holding corporation" and that the interests of those selling stock of the Company pursuant to the Agreement do not constitute "U.S. real property interests".

Therefore, the Company states to Parent and Sub as follows:

The Company is not, nor has the Company been, a United States real property holding corporation (within the meaning of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations) at any time during the previous five year period ending on [date of closing] and shares of stock of the Company exchanged for Parent stock pursuant to the Agreement do not constitute "U.S. real property interests" as that term is defined in the Internal Revenue Code of 1986, as amended, and the Treasury Regulations.

The undersigned understands that this statement will be disclosed to the Internal Revenue Service.

Under penalties of perjury I declare that I have examined this statement and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I am a responsible corporate officer of the Company and have authority to sign this document on behalf of the Company.

FUTURE NETWORKS, INC.

By: ___________________

Name:

Title:

Exhibit D

NOTIFICATION TO INTERNAL REVENUE SERVICE

OF CERTIFICATION TO PARENT UNDER

FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT

AND TREAS. REG. § 1.897-2(h)(2)

[DATE: Date as of Closing Date and send to IRS no later than 30 days after date of certification to Parent set out in Exhibit A]

Internal Revenue Service
Assistant Commissioner (International)
Director, Office of Compliance, OP:I:C:E:666
L'Enfant Plaza South, S.W.
COMSAT Building
Washington, D.C. 20024

Ladies and Gentlemen:

In connection with the merger of Omaha Merger Corp., a Georgia corporation ("Sub") and wholly owned subsidiary of Tellabs, Inc., a Delaware corporation ("Parent"), with and into Future Networks, Inc., a Georgia corporation (the "Company") pursuant to an Agreement and Plan of Merger dated as of January ___, 2001, (the "Agreement "), Parent and Sub requested a statement from the Company pursuant to Treas. Reg. §§ 1.897-2(h)(1) and 1.1445-2(c)(3). A copy of the statement furnished to Parent and Sub is attached.

This notification is being given pursuant to Treas. Reg. § 1.897-2(h)(2) and, in accordance therewith, the Company hereby provides the following information:

1.The Company's address is ___________.

2.The Company's U.S. employer identification number is _________.

3.The statement provided to Parent and Sub was not requested by any foreign interest holder; it was requested by Parent and Sub as contemplated in Treas. Reg. § 1.1445-2(c)(3)(i) (last sentence). Parent's address is ___________ and its U.S. employer identification number is ____________. Sub's address is _______________ and its U.S. employer identification number is ______________.

4.The Company is not, nor has the Company been, a United States real property holding corporation (within the meaning of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations) at any time during the previous five year period ending on [date of closing] and shares of stock of the Company exchanged for shares of Parent stock pursuant to the Agreement do not constitute "U.S. real property interests" as that term is defined in the Internal Revenue Code of 1986, as amended, and the Treasury Regulations.

Under penalties of perjury I declare that I have examined this notice (and the statement attached hereto) and to the best of my knowledge and belief they are true, correct, and complete, and I further declare that I am a responsible corporate officer of the Company and have authority to sign this document on behalf of the Company.

FUTURE NETWORKS, INC.

By: ___________________

Name:

Title:

Attachment: Statement to Parent and Sub